                                                    Registration No. 333-______

     As filed with the Securities and Exchange Commission on July 11, 2000

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                MAIL.COM, INC.
            (Exact name of registrant as specified in its charter)

DELAWARE                                                                        13-3780773
(State or other jurisdiction of incorporation or organization)(I.R.S. Employer Identification Number)

                            11 Broadway, 6th Floor
                              New York, NY 10004
                                (212) 425-4200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            David W. Ambrosia, Esq.
                 Executive Vice President and General Counsel
                                Mail.com, Inc.
                            11 Broadway, 6th Floor
                              New York, NY 10004
                                (212) 425-4200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  Copies to:
                         Ronald A. Fleming, Jr., Esq.
                      Winthrop, Stimson, Putnam & Roberts
                            One Battery Park Plaza
                           New York, New York 10004
                                (212) 858-1143

                -----------------------------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                                 Proposed
 Title of each class                                  Proposed                   maximum              Amount of
 of securities to be          Amount to be        maximum offering         aggregate offering        registration
      registered               registered          price per unit                  price                 fee
----------------------------------------------------------------------------------------------------------------------
  7.00% Convertible
    Subordinated
   Notes due 2005             $100,000,000             100%                       $100,000,000            $26,400

   Class A common
 stock, $0.01 par
  value per share            5,277,044 (1)              (2)                            (2)                  (2)


======================================================================================================================

      (1) The notes are convertible into Class A common stock, $0.01 par value per share, of Mail.com, Inc. Each note is initially convertible into shares of Class A common stock at a conversion price of $18.95 per share, subject to adjustment under certain circumstances. This registration statement includes such additional shares of Class A common stock as may be issuable pursuant to such adjustments.

      (2) The shares of Class A common stock issued upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until a registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 11, 2000

PROSPECTUS

                                 $100,000,000

                                MAIL.COM, INC.

                 7.00% CONVERTIBLE SUBORDINATED NOTES DUE 2005
  (AND SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES)

                              -------------------

      We issued the notes in a private placement in January 2000. This prospectus will be used by selling securityholders to resell their notes and the Class A common stock issuable upon conversion of their notes and we will not receive any proceeds from sales that the selling securityholders make.

      The notes are convertible prior to maturity into Class A common stock at a conversion price of $18.95 per share, subject to adjustment in certain events. We will pay interest on the notes on February 1 and August 1 of each year, beginning on August 1, 2000. The notes will mature on February 1, 2005, unless earlier converted or redeemed. The notes are not secured and are subordinated in right of payment to all of our present and future senior indebtedness. In addition, the notes will also be structurally subordinated to the liabilities of our subsidiaries. You can find a more extensive description of the notes beginning on page 34.

      Mail.com may redeem some or all of the notes at any time under the circumstances and at the prices described in this prospectus. If certain events described in this prospectus occur, holders of the notes will have the right to require Mail.com to repurchase the notes at a price equal to 100% of the principal amount plus accrued interest.

      The reported last sales price of our Class A common stock on the Nasdaq National Market on July 10, 2000 was $6.38 per share. Our Class A common stock is traded on the Nasdaq National Market under the symbol "MAIL."

                            ----------------------

THIS INVESTMENT INVOLVES RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A
            COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ----------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ----------------------

                   The date of this prospectus is July   , 2000





                               TABLE OF CONTENTS

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


                                                                                            PAGE
                                                                                            -----
Incorporation of Documents By Reference..................................................     2
Where You Can Get More Information.......................................................     3
Cautionary Statements Regarding Forward-Looking Statements...............................     3
Prospectus Summary.......................................................................     4
Risk Factors.............................................................................     8
Use of Proceeds..........................................................................    28
Ratio of Earnings to Fixed Charges.......................................................    28
Description of the notes.................................................................    29
Description of capital stock.............................................................    51
Certain United States Federal Income Tax Considerations..................................    56
Selling Securityholders..................................................................    62
Plan of Distribution.....................................................................    62
Legal Matters............................................................................    63
Experts..................................................................................    63


                            ----------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the notes and shares of Class A common stock issuable upon conversion of the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date of any sale of the notes and shares of Class A common stock issuable upon conversion of the notes.

                            ----------------------


INFORMATION CONTAINED ON OUR WEB SITES WILL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.


                            ----------------------

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Instead of repeating in this prospectus information that we have already filed with the Securities and Exchange Commission, rules of the Securities and Exchange Commission permit us to "incorporate by reference" the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the Securities and Exchange Commission. These documents are considered to be part of this prospectus. Any documents that we file with the Securities and Exchange Commission in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all of the notes or the shares of Class A common stock offered by this prospectus.

      - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000;

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
      - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

      - Our Current Reports on Form 8-K dated March 28, 2000 (as amended on Form 8-K/A dated May 26, 2000), February 11, 2000 (as amended on Form 8-K/A dated April 24, 2000), January 24, 2000 and January 6, 2000; and

      -      Our Proxy Statement filed on April 18, 2000.


                      WHERE YOU CAN GET MORE INFORMATION

      We have filed a registration statement with the Securities and Exchange Commission to register the notes and the Class A common stock issuable upon conversion of the notes that the selling securityholders are offering to you. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your oral or written request, we will provide to you, without charge, a copy of the registration statement or any of the exhibits to the registration statement not delivered with this prospectus. If you want more information, write or call us at:

                                Mail.com, Inc.
                            11 Broadway, 6th Floor
                              New York, NY 10004
                           Telephone: (212) 425-4200
                      Attention: Chief Financial Officer

      You may also obtain a copy of any filing we have made with the Securities and Exchange Commission directly from the Securities and Exchange Commission. You may either:

      - read and copy reports, statements or other information we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C.

      - obtain copies of documents that we have filed with the Securities and Exchange Commission on the Securities and Exchange Commission's Internet web site at http://www.sec.gov.

      You can get more information about the Securities and Exchange Commission's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      We make forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "believes," "estimates," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section of this prospectus.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus.

OUR COMPANY

      We are a leading global provider of Internet messaging services to businesses, Internet Service Providers (ISPs), Web sites and direct to consumers. We offer our messaging services to both the consumer and business markets. Additionally, we have, through our newly-formed subsidiary, WORLD.com, Inc., begun to develop domain names from among our extensive portfolio of Internet domain names.

BUSINESS MESSAGING SERVICES

      We provide businesses with email services, internet facsimile transmission services and collaboration services. Our email services include services that permit email systems to connect to the internet, email hosting services and email monitoring services. Our email monitoring services include virus scanning, attachment control, spam control, legal disclaimers and other legends affixed to outgoing emails and real time Web-based reporting. Our fax services include email to fax, fax to email, enhanced fax and broadcast fax. Our collaboration services include Web-hosted services and on-premise software solutions for group calendaring, group scheduling, project management and document sharing. We earn revenues in the business market on a usage or per seat basis.

CONSUMER MESSAGING SERVICES

      In the consumer market, we provide Web-based email services, or WebMail, to ISPs including several of the world's top ISPs, and we partner with top branded Web sites to provide WebMail services to their users. In addition, we serve the consumer market directly through our flagship site at www.mail.com. Our basic consumer email services are free to our members. A consumer can become a member of Mail.com by signing up for our email service at any of our partners' Web sites or our own Web sites. We earn revenues in the consumer market from a combination of:

      - advertising related sales, including permission marketing and e-commerce promotion and

      - subscription services, such as a service that allows members to purchase increased storage capacity for their emails.

WORLD.COM, INC.

      In March 2000, we formed WORLD.com, Inc. to focus on developing our extensive portfolio of Internet domain names into major Web properties which will serve the worldwide business-to-business and business-to-consumer marketplace, beginning with Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc., which through its wholly-owned subsidiary operates the Web site www.elong.com in the Peoples' Republic of China. Other properties from our portfolio of over 1,000 domains include Europe.com, USA.com, Japan.com, London.com, Paris.com, Rome.com, lawyer.com and doctor.com. WORLD.com is headquartered in New York, New York.

      We have a technology infrastructure of Internet Protocol, or IP, network facilities in 20 key countries, have over 8,500 corporate customers worldwide and have established more than 14.4 million e-mailboxes.

      We are a Delaware corporation. Our principal executive offices are located at 11 Broadway, 6th Floor, New York, NY 10004. Our phone number is
(212) 425-4200.



                                  THE OFFERING

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
Securities offered...........................    $100,000,000 aggregate principal amount of our 7.00% convertible subordinated notes due 2005 and shares of our Class A common stock issuable upon conversion of the notes.

Maturity date................................    February 1, 2005, unless earlier redeemed, repurchased or converted.


Interest payment dates.......................    February 1 and August 1 of each year, commencing on August 1, 2000.


Conversion..................................     The notes are convertible, unless previously redeemed or repurchased, at the option of the holder at any time prior to maturity, into shares of our Class A common stock at a conversion price of $18.95 per share, subject to adjustment in certain events. See "Description of the notes - Conversion." The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the redemption day.

Provisional redemption......................     Prior to February 5, 2003, we may redeem the notes in a provisional redemption at our option, in whole or in part, at any time or from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest to the provisional redemption date, if the closing price of our Class A common stock has equaled or exceeded specified percentages of the conversion price then effect for at least 20 out of 30 consecutive days on which the Nasdaq National
                                                 Market is open for the transaction of business prior to the date of mailing of the provisional redemption notice. Upon any provisional redemption, we will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments that would thereafter have been payable on the notes from the provisional redemption date to, but excluding,
                                                 February 5, 2003. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the date on which we mail a provisional redemption notice. See "Description of the notes --
                                                 Provisional redemption."


Optional redemption.........................     On or after February 5, 2003, at any time or from time to time, the notes may be redeemed at our option, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.
                                                 See "Description of the notes -- Optional redemption."

Mandatory redemption.........................    None.


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



Repurchase at the option of holders.........     Upon the designated events described in the "Description of the notes" section of this prospectus, holders of the notes will have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the notes -- Repurchase at the option of holders" and "Risk Factors -- Our ability to repurchase notes if a designated event occurs is limited."


Ranking.....................................     The notes are our general unsecured obligations and are junior in right of payment to all of our existing and future senior debt. The notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, meaning that creditors of our subsidiaries will have a prior claim over holders of our notes with respect to assets of our subsidiaries. The indenture related to the notes contains no limitation on the incurrence of senior debt or other indebtedness and other liabilities by us or our subsidiaries. See "Description of the notes -- Subordination of the notes."

Use of proceeds.............................     We will receive none of the proceeds from the sale of the notes and the Class A common stock offered in this prospectus.

Trading.....................................     The notes have been designated for trading in the Portal Market(SM). However, any notes sold under this prospectus will no longer trade in the Portal Market(SM).
                                                 Our Class A common stock is traded on the Nasdaq National Market under the symbol "MAIL."

                                  RISK FACTORS

      Before you invest in the notes or Class A common stock, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

WE HAVE ONLY A LIMITED OPERATING HISTORY, AND WE ARE INVOLVED IN A NEW AND UNPROVEN INDUSTRY.

      We have only a limited operating history upon which you can evaluate our business and our prospects. We have offered a commercial email service since November 1996 under the name iName. We changed our company name to Mail.com, Inc. in January 1999. In March 2000, we formed WORLD.com to develop and operate our domain name properties as independent Web sites. Our success will depend in part upon the development of a viable market for email advertising and fee-based Internet messaging and collaboration services and outsourcing, and upon our ability to compete successfully in those markets. Our success will also depend on our ability to successfully develop and operate our domain name properties under WORLD.com, beginning with Asia.com and India.com, and the acceptance by businesses and consumers of the services offered at these Web sites. For the reasons discussed in more detail below, there are substantial obstacles to our achieving and sustaining profitability.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND EXPECT TO INCUR SUBSTANTIAL LOSSES IN THE FUTURE.

      We have generated only limited revenues to date. We have not achieved profitability in any period, and we may not be able to achieve or sustain profitability. We incurred a net loss of $42.5 million for the quarter ended March 31, 2000. We had an accumulated deficit of $105.6 million as of March 31, 2000. We expect to continue to incur substantial net losses and negative operating cash flow for the foreseeable future. We have begun and will continue to significantly increase our operating expenses in anticipation of future growth. We intend to expand our sales and marketing operations, upgrade and enhance our technology, continue our international expansion, and improve and expand our management information and other internal systems. We intend to continue to make strategic acquisitions and investments, which may result in significant amortization of goodwill and other expenses. We are making these expenditures in anticipation of higher revenues, but there will be a delay in realizing higher revenues even if we are successful. If we do not succeed in substantially increasing our revenues, our losses will continue indefinitely and will increase.

IF WE ARE UNABLE TO RAISE NECESSARY CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO FUND NECESSARY EXPENDITURES.

      We anticipate the need to raise additional capital in the future. However, we may not be able to raise on terms favorable to us, or at all, amounts necessary to fund our planned expansion, develop new or enhanced services, respond to competitive pressures, promote our brand name or acquire complementary businesses, technologies or services. Some of our stockholders have registration rights that could interfere with our ability to raise needed capital.

      If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of the Class A common stock. If we raise funds by issuing debt, our lenders may place limitations on our operations, including our ability to pay dividends.

WE INTEND TO CONTINUE TO ACQUIRE, OR MAKE STRATEGIC INVESTMENTS IN, OTHER BUSINESSES AND ACQUIRE OR LICENSE TECHNOLOGY AND OTHER ASSETS AND WE MAY HAVE DIFFICULTY INTEGRATING THESE BUSINESSES OR GENERATING AN ACCEPTABLE RETURN.

      We have completed a number of acquisitions and strategic investments since our initial public offering. For example, we recently acquired NetMoves Corporation, a provider of a variety of Internet document delivery services to businesses, and The Allegro Group, Inc., a provider of email and email related services, such as virus blocking and content screening, to businesses. We also made two investments in 3Cube, Inc., a company specializing in Internet fax technology, and acquired TCOM, Inc., a software technology consulting firm, and Lansoft U.S.A., Inc., a provider of email management, e-commerce and Web hosting services to businesses. We also recently acquired eLong.com, Inc. and Huelink Corporation Ltd. in connection with the formation of Asia.com, Inc. and Multiple Zones in connection with the formation of India.com. We will continue our efforts to acquire or make strategic investments in businesses and to acquire or license technology and other assets, and any of these acquisitions may be material to us. We cannot assure you that acquisition or licensing opportunities will continue to be available on terms acceptable to us or at all. Such acquisitions involve risks, including:

      -      inability to raise the required capital;

      -      difficulty in assimilating the acquired operations and personnel;

      -      inability to retain any acquired member or customer accounts;

      -      disruption of our ongoing business;

      - the need for additional capital to fund losses of acquired businesses;

      - inability to successfully incorporate acquired technology into our service offerings and maintain uniform standards, controls, procedures and policies; and

      -      lack of the necessary experience to enter new markets.

      We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

THE ISSUANCE OF THE NOTES SIGNIFICANTLY INCREASED OUR LEVERAGE.

      In January 2000, we issued $100 million of convertible subordinated notes due 2005. The sale of the notes has increased our debt as a percentage of total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could (1) make it difficult for us to make payments on the notes, (2) make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (3) limit our flexibility in planning for, or reacting to changes in, our business, and (4) make us more vulnerable in the event of a downturn in our business. We cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

WE MAY BE UNABLE TO PAY DEBT SERVICE ON THE CONVERTIBLE NOTES AND OTHER OBLIGATIONS.

      We had an operating loss and negative cash flow during the quarters ended March 31, 2000 and 1999 and expect to incur substantial losses and negative cash flows for the foreseeable future. Accordingly, cash generated by our operations would have been insufficient to pay the amount of interest payable annually on the notes. We cannot assure you that we will be able to pay interest and other amounts due on the notes on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants in our indebtedness, we would be in default under these obligations, which would permit these lenders to accelerate the maturity of the obligations and could cause defaults under our indebtedness. Any such default could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on the notes if payment of the notes were accelerated following the occurrence of an event of default under the indenture for the notes.

TO GENERATE INCREASED REVENUES FROM OUR CONSUMER SERVICES, WE WILL HAVE TO SUBSTANTIALLY INCREASE THE NUMBER OF OUR MEMBERS, WHICH WILL BE DIFFICULT TO ACCOMPLISH.

      To achieve our objective of generating advertising related revenues and subscription revenues through our consumer email services, we will have to retain our existing members and acquire a large number of new members. We have relied upon strategic alliances with third party Web sites to attract the majority of our current members.

      We believe that our success in our consumer business will partially depend on our ability to maintain our current alliances and to enter into new ones with Web sites and ISPs on acceptable terms. We believe, however, that the opportunity to form alliances with third party Web sites that are capable of producing a substantial number of new members is diminishing. Many third party Web sites that we have identified as potential sources for significant quantities of new members already offer their visitors an email service similar to ours. We cannot assure you that we will be able to enter into successful alliances with third party Web sites or ISPs on acceptable terms or at all.

OUR CONTRACTS WITH OUR WEB SITE AND ISP PARTNERS REQUIRE US TO INCUR SUBSTANTIAL EXPENSES.

     In nearly all cases our Web site and ISP partners do not pay us to provide our services. We bear the costs of providing our services. We generate revenues by selling advertising space to advertisers who want to target our members and by selling subscription services to these members. We pay the partner a share of the revenues we generate. In addition, a number of our contracts have required us to pay significant fees or to make minimum payments to the partner without regard to the revenues we realize. If we are unable to generate sufficient revenues at our partner sites, these fees and minimum payments can cause the partner's effective share of our revenues to approach or exceed 100%. We intend to reduce or eliminate the payment of these fees or minimum payments made without regard to the revenues realized. We cannot assure you that we will be able to renew partner contracts on the basis of reducing or eliminating these payments or if renewed that the revised terms of such contracts will be favorable to us.

THE FAILURE TO RENEW OUR PARTNER CONTRACTS, WHICH HAVE LIMITED TERMS, CAN RESULT IN THE LOSS OF MEMBERS AND IMPAIR OUR CREDIBILITY.

     Our partner contracts generally have one or two year terms. A partner can decide not to renew at the end of the term for a variety of reasons, including dissatisfaction with our service, a desire to switch to one of our outsourcing competitors, or a decision to provide email service themselves. Partners can also choose not to renew our contract because they have entered into a merger or other strategic relationship with another company that can provide email service. This last factor is becoming increasingly common in light of the consolidation taking place among Web sites, ISPs and other Internet-related businesses. For example, XOOM recently combined with Snap, which is jointly owned by CNET and NBC Multimedia, to create a new Internet services company named NBC Internet, Inc., or NBCi. XOOM offers a free email service at its xoom.com Web site. We cannot assure you that these partners will not seek to terminate their contractual relationships with us. A partner may also fail to renew our contract with them because we decide not to continue making payments to them without regard to the revenue that we generate from their site. The loss of a partner can be very disruptive for us for a number of reasons:

      We may lose a substantial number of members. When members register for our service at a partner's Web site, the default domain name members use for their email address is typically a domain name that is owned by the partner. As of March 31, 2000, we estimate that approximately 28% of our established e-mailboxes have email addresses at partner-owned domain names. Upon expiration, most partners can require us to relinquish existing members with addresses at partner-owned domain names. Even those members who have selected addresses using our domain names may find it more convenient to switch to whatever replacement email service may be available at the partner's site. The loss of members due to expiration or non-renewal of partner contracts may materially reduce our revenues. Moreover, as of March 31, 2000, we estimate that approximately 17% of our e-mailboxes established are at the email.com domain. If CNET and NBCi exercise their rights to terminate our agreement, which includes the right to terminate for convenience after May 13, 2001, we would be obligated to transfer the email.com domain name and related member information to them. If CNET and NBCi terminate for convenience, they would be obligated to pay us the greater of $5.0 million or 120% of the fair market value of the email.com user data based on the projected economic benefit of the users and either return to us the shares that we issued to them for the establishment of e-mailboxes or pay us the then fair market value of these shares. If CNET and NBCi terminate for other reasons, the amount of compensation they must pay to us varies depending on the reason for termination. NBC Multimedia may elect to exercise similar rights relating to email.com e-mailboxes established through their sites under our agreement with them.

      Losing relationships with prominent partners can impair our credibility with advertisers and other partners. We believe that partnerships with Web sites that have prominent brand names help give us credibility with other partners and with advertisers. The loss of our better-known Web site partners could damage our reputation and adversely affect the advertising, direct marketing, e-commerce and subscription rates we charge.

BECAUSE WE ARE DEPENDENT ON A SMALL NUMBER OF PARTNER SITES FOR A SUBSTANTIAL PERCENTAGE OF OUR ANTICIPATED NEW MEMBERS, A DISRUPTION IN OUR RELATIONSHIP WITH ANY OF THESE PARTNERS OR A DECREASE IN TRAFFIC AT ANY OF THESE SITES COULD REDUCE OUR ADVERTISING RELATED REVENUES AND SUBSCRIPTION REVENUES.

      Most of our partner sites, including most of those with well-known brand names, do not generate significant numbers of new e-mailboxes. The following four partners accounted for 34% of our new emailboxes established in May 2000:


                                                                  PERCENTAGE
                                                                    OF NEW                       DATE THAT OUR
                                                                  E-MAILBOXES                    CONTRACT WITH
                                                                      IN                          THE PARTNER
 PARTNER                                                           MAY 2000                         EXPIRES
----------------                                              ----------------               -----------------
Snap................................................                 10%                     *
Juno................................................                 10%                     December 2001
iWon................................................                  7%                     October 2000
EarthLink...........................................                  7%                     April 2001

 ----------
*      Snap may terminate its contracts for convenience after May 13, 2001.

      If any of the Web sites operated by these parties were to experience lower than anticipated traffic, or if our relationships with any of these parties were disrupted for any reason, our revenues could decrease and the growth of our business would be impeded. Lower than anticipated traffic could result in decreased advertising related revenues because those revenues are in part dependent on the number of members and the level of member usage.

WE HAVE ONLY LIMITED INFORMATION ABOUT OUR MEMBERS AND THEIR USAGE, WHICH MAY LIMIT OUR POTENTIAL REVENUES.

      Our ability to generate revenue from advertising related sales is directly related to our members' activity levels and the quality of our demographic data. To be successful, we will have to increase members' usage of our service. We are subject to several constraints that will limit our ability to maximize the value of our member base:

     We believe that most of our members do not use their e-mailboxes regularly, and many do not use them at all. We believe that a substantial majority of our members do not access their e-mail boxes regularly or at all. Moreover, we believe that many of our e-mailboxes that are accessed were first established during a recent period prior to access. We expect our proportion of active members to decrease as our total number of established e-mailboxes increases. On an ongoing basis, we believe that a significant number of members will cease using our service each month. We cannot assure you that we will be able to add enough new members to compensate for this anticipated loss of usage.

      We have only a limited ability to generate advertising revenues from forwarding and POP3 accounts, which represent a significant percentage of our e-mailboxes. Members who choose our forwarding service or subscribe to our POP3 service do not need to come to our partners' or our Web sites to access their email. Therefore, we do not deliver Web-based advertisements to these members. Forwarding and POP3 accounts represented approximately 29% of our total e-mailboxes as of March 31, 2000, and 9% of the e-mailboxes that were established during March 2000. If a disproportionate percentage of members choose either of these options, it will adversely affect our ability to generate advertising related revenues.

      Our database contains inaccuracies that could reduce the value of our information. Although we attempt to collect basic demographic information about members at the time they establish their accounts, we do not verify the accuracy of this information. Moreover, even if the information is correct when we receive it, members may move, change jobs or die without our knowledge. As a result, our database contains inaccuracies that could make our information less appealing to advertisers.

      We do not know how many members have established multiple e-mailboxes. Because we do not charge for our basic service, individuals can easily establish multiple e-mailboxes. This makes it impossible for us to determine the number of separate individuals registering for our service, which may reduce the advertising rates we can command.

     WEBMAIL, EMAIL ADVERTISING AND INTERNET MESSAGING AND COLLABORATION SERVICES OUTSOURCING MAY NOT PROVE TO BE VIABLE BUSINESSES.

      We operate in an industry that is only beginning to develop. Our success will require the widespread acceptance by consumers of Webmail. We are also dependent on the development of viable markets for email advertising and the outsourcing of email services to businesses and other organizations. For a number of reasons, each of these developments is somewhat speculative:

      Consumers may not be willing to use Webmail in large numbers. As a Web-based messaging service, Webmail is subject to the same concerns and shortcomings as the Internet itself. Concerns about the security of information carried over the Internet and stored on central computer systems could inhibit consumer acceptance of Webmail. Moreover, Webmail can only function as effectively as the Web itself.

If traffic on the Web does not move quickly or Internet access is impeded, consumers are less likely to use Webmail. Consumers may also react negatively to the relatively new concept of an advertising supported email service. Our business will suffer if public perception of our service or of Webmail in general is unfavorable. Articles and reviews published in popular publications relating to computers and the Internet have a great deal of impact on public opinion within our markets, and an article or review unfavorable to Webmail or to our service specifically could slow or prevent broad market acceptance. Similarly, if employers in large numbers implement policies or software designed to restrict access to Webmail, Webmail is much less likely to gain popular acceptance.

      There are even greater uncertainties about our ability to successfully market premium Webmail services. Consumers have generally been very reluctant to pay for services provided over the Internet. In August 1999, we discontinued charging our members for virtually all of our premium domain names. Moreover, if our competitors choose to provide POP3 access, greater storage capacity or other services without charge or as part of a bundled offering, we may be forced to do the same.

     There are significant obstacles to the development of a sizable market for internet messaging and collaboration services outsourcing. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of the Internet, however, are likely to be of concern to Web sites, ISPs, schools, businesses and organizations deciding whether to outsource their email or fax services or to continue to provide it themselves. These concerns are likely to be particularly strong at larger businesses, which are better able to afford the costs of maintaining their own systems. We provide a range of email and fax services to businesses and organizations. We currently generate revenues in the business market primarily from email service fees related to our email system connection services, email monitoring services and fax transmission services. We cannot be sure that we will be able to expand our business customer base, attract additional customers in other segments or acquire a sufficient base of customers for whom we would provide hosting and other outsourced services. In addition, the sales cycle for hosting services is lengthy and could delay our ability to generate revenues in the business email services market. Furthermore, we may not be able to generate significant additional revenues by providing our email services to businesses. Standards for pricing in the business email services market are not yet well defined and some businesses, schools and other organizations may not be willing to pay the fees we wish to charge. We cannot assure you that the fees we intend to charge will be sufficient to offset the related costs of providing these services.

      The market for email advertising is only beginning to develop and the effectiveness of this form of advertising is unproven. Even if Webmail proves to be popular, we will still need large numbers of advertisers to purchase space on our Webmail service. We currently do not sell advertisements in connection with our business email services.

      Because we, and our competitors, have only recently begun to offer email advertising, our potential advertising customers have little or no experience with this medium. We do not yet have enough experience to demonstrate the effectiveness of this form of advertising. As a result, those customers willing to try email advertising are likely to allocate only a limited portion of their advertising budgets. If early customers do not find email advertising to be effective for promoting their products and services, the market for our products will be unlikely to develop. Prices for banner advertisements on the Internet may fall, in part because of diminishing "click" or response rates. Advertisers may also request fewer "cost per thousand advertisements" pricing arrangements and more "cost per click" pricing, which could effectively lower advertising rates.

      There are currently no standards for measuring the effectiveness of Webmail advertising. Standard measurements may need to be developed to support and promote Webmail advertising as a significant advertising medium. Our advertising customers may refuse to accept our own measurements or third-party measurements of advertisement delivery, which would adversely affect our ability to generate advertising related revenues.

      Filtering software could prevent us from delivering advertising. Inexpensive software programs are available which limit or prevent the delivery of advertising to a user's computer. The widespread adoption of this software would seriously threaten the commercial viability of email advertising and our ability to generate advertising revenues.

THERE ARE SIGNIFICANT OBSTACLES TO OUR ABILITY TO INCREASE ADVERTISING
REVENUES.

      Our success will largely depend on our ability to substantially increase our advertising related revenues, which we currently generate only in connection with our consumer services. Several factors will make it very difficult for us to achieve this objective:

      A limited number of advertisers account for a high percentage of our revenues, our contracts with our advertisers typically have terms of only one or two months, and we may be unable to renew these contracts. We are dependent on a limited number of advertisers to derive a substantial portion of our revenues. For the quarters ended March 31, 2000 and 1999, revenues from our five largest advertisers accounted for an aggregate of 11% and 51%, respectively, of our revenues. Our future success will depend upon our ability to retain these advertisers, to generate significant revenues from new advertisers and to reduce our reliance on any single advertiser. Our existing contracts with advertisers generally have terms of only one or two months and we may be unable to renew them. The loss of one of our major advertisers or our inability to attract new advertisers would cause our revenues to decline.

      We may not be able to sell as much advertising on a "cost per thousand" basis or to charge as much under this type of arrangement as we have in the past. To date, we have generated a significant portion of our advertising revenues on a "cost per thousand" basis. These agreements require the advertiser to pay us a fixed fee for every 1,000 advertisements that we deliver to our members. We believe that this type of agreement is the most effective for us, but we may not be able to charge as much for these agreements, or to continue to sell as much advertising on this basis, in the future.

      We face greater risks when selling advertising on a "cost per action" basis. The two types of "cost per action" contracts are "cost per click" and "cost per conversion." In cost per click contracts, an advertiser agrees to pay us a fee for each occasion on which a member "clicks" on the advertisement. Cost per conversion contracts provide that we receive a fee only when a member both "clicks" on the advertisement and proceeds to purchase an item, order a catalog or take some other step specified by the advertiser. In general, these arrangements do not yield as much revenue for us for each advertisement that we deliver to our members. Moreover, cost per conversion contracts present additional risks for us because we have no control over the advertiser's ability to convert a "click" into a sale or other action. We also must rely on the advertiser to report to us the number of conversions. These reports may not be accurate, and they may not be timely, both of which can adversely affect our revenues. Notwithstanding these risks, we may have to sell more of our advertising on a cost per click or cost per conversion basis in the future.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH WOULD CAUSE OUR STOCK PRICE TO DECLINE.

      Although we intend to steadily increase our spending and investment to support our planned growth, our revenues (and some of our costs) will be much less predictable. This is likely to result in significant fluctuations in our quarterly results, and to limit the value of quarter-to-quarter comparisons. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts will have difficulty in accurately forecasting our results. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our Class A common stock is likely to decline.

      The following are among the factors that could cause significant fluctuations in our operating results:

       - incurrence of other cash and non-cash accounting charges resulting from acquisitions, including charges resulting from acquisitions;

       - incurrence of additional expenditures without receipt of offsetting revenues as a result of the development of our domain name properties;

       - delay or cancellation of even a small number of advertising contracts;

       - expiration or termination of partnerships with Web sites or ISPs, which can result from mergers or other strategic combinations as Internet businesses continue to consolidate;

       - system outages, delays in obtaining new equipment or problems with planned upgrades;

       -      disruption or impairment of the Internet;

       - introduction of new or enhanced services by us or our competitors;

       -      changes in our pricing policy or that of our competitors;

       - seasonality in the demand for advertising, or changes in our own advertising rates or advertising rates in general, both on and off the Internet;

       - changes in governmental regulation of the Internet and email in particular; and

       - general economic and market conditions, and particularly those affecting email advertising.

SEVERAL OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES, LONGER OPERATING HISTORIES, LARGER CUSTOMER BASES AND BROADER PRODUCT OFFERINGS.

      Our business is, and we believe will continue to be, intensely competitive. Our competitors with respect to email services include such large and established companies as Microsoft, America Online, Yahoo!, Excite@Home, Disney (which owns the GO Network) and Lycos. Microsoft offers free Webmail through its Hotmail Web site, and has dominant market share with over 40 million e-mailboxes according to Microsoft. We also compete for partners with email service providers such as USA.NET, Inc., Critical Path, Inc. and CommTouch Software, Ltd. In offering email services to businesses, schools and other organizations, we expect to compete with MCI Mail, USA.NET and Critical Path. Our current and prospective competitors in the facsimile transmission services market generally fall into the following groups: telecommunication companies, such as AT&T, WorldCom, Sprint, the regional Bell operating companies and telecommunications resellers; ISPs, such as Uunet and NETCOM On-Line Communications Services, Inc.; on-line services providers, such as Microsoft and America Online and direct fax delivery competitors, including Premiere Document Distribution (formerly Xpedite Systems, Inc.) and IDT Corporation. In addition, we compete for advertisers with DoubleClick, 24/7 Media, and other Internet advertising networks. We also compete for advertisers with other Internet publishers as well as traditional media such as television, radio, print and outdoor advertising. Our domain properties developed by WORLD.com will compete with the major business and consumer portals in the markets in which they operate. See "Business - Competition."

      Some of our competitors provide a variety of Web-based services such as Internet access, browser software, homepage design and Web site hosting, in addition to email. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us. In addition, some competitors who have other sources of revenue do not, or in the future may not, place advertising on their Webmail pages. Consumers may prefer a service that does not include advertisements.

      The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. Further, some of our competitors may offer services for which we now charge our members at or below cost or for free. If our competitors choose to offer premium or other services at or below cost or for free, we may be forced to do the same for our comparable services. If this occurs, our ability to generate revenues from our subscription services would be materially impaired. Some of our competitors may offer advertisement-free email on a subscription basis or for free, which could adversely affect our ability to attract and retain members unless we do the same. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against our current or future competitors.

OUR RAPID EXPANSION IS STRAINING OUR EXISTING RESOURCES, AND IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

      We have begun aggressively expanding our operations in anticipation of an increasing number of strategic alliances and a corresponding increase in the number of members as well as development of our business customer base. We have entered into agreements with additional partners and have upgraded our email services. We have also developed the technology and infrastructure to begin offering a range of services in the business internet messaging and collaboration services market. In addition, we have formed WORLD.com for the purpose of developing our portfolio of domain names. This expansion has placed, and we expect it to continue to place, a significant strain on our managerial, operational and financial resources. If we cannot manage our growth effectively, our business and operating results will suffer.

IT IS DIFFICULT TO RETAIN KEY PERSONNEL AND ATTRACT ADDITIONAL QUALIFIED EMPLOYEES IN OUR BUSINESS AND THE LOSS OF KEY PERSONNEL AND THE BURDEN OF ATTRACTING ADDITIONAL QUALIFIED EMPLOYEES MAY IMPEDE THE OPERATION AND GROWTH OF OUR BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

      Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, but they have no contractual obligation to remain with us. In particular, our success depends on the continued service of Gerald Gorman, our Chairman and Chief Executive Officer, Gary Millin, CEO of WORLD.com, Lon Otremba, our President, Debra McClister, our Executive Vice President and Chief Financial Officer, Sam Kline, our Chief Operating Officer, Thomas Murawski, our Chief Executive Officer, Mail.com Business Messaging Services, Inc., and Aaron Fessler, President of Allegro. The loss of the services of Messrs. Gorman, Millin, Otremba, Kline, Murawski and

Fessler or of Ms. McClister, or several other key employees, would impede the operation and growth of our business.

      To manage our existing business and handle any future growth, we will have to attract, retain and motivate additional highly skilled employees. In particular, we will need to hire and retain qualified salespeople if we are to meet our sales goals. We will also need to hire and retain additional experienced and skilled technical personnel in order to meet the increasing technical demands of our expanding business. Competition for employees in Internet-related businesses is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we are unable to do so, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges.

OUR BUSINESS IS HEAVILY DEPENDENT ON TECHNOLOGY, INCLUDING TECHNOLOGY THAT HAS NOT YET BEEN PROVEN RELIABLE AT HIGH TRAFFIC LEVELS AND TECHNOLOGY THAT WE DO NOT CONTROL.

      The performance of our computer systems is critical to the quality of service we are able to provide to our members and to our business customers. If our services are unavailable or fail to perform to their satisfaction, they may cease using our service. Reduced use of our service decreases our revenues by decreasing the advertising space that we have available to sell. In addition, our agreements with several of our partners establish minimum performance standards. If we fail to meet these standards, our partners could terminate their relationships with us and assert claims for monetary damages.

WE NEED TO UPGRADE OUR COMPUTER SYSTEMS TO ACCOMMODATE INCREASES IN EMAIL AND FAX TRAFFIC AND TO ACCOMMODATE INCREASES IN THE USAGE OF OUR COLLABORATION SERVICES, BUT WE MAY NOT BE ABLE TO DO SO WHILE MAINTAINING OUR CURRENT
LEVEL OF SERVICE, OR AT ALL.

      We must continue to expand and adapt our computer systems as the number of members and customers and the amount of information they wish to transmit increases and as their requirements change, and as we develop our business messaging and collaboration services. Because we have only been providing our services for a limited time, and because our computer systems have not been tested at greater capacities, we cannot guarantee the ability of our computer systems to connect and manage a substantially larger number of members or meet the needs of business customers at high transmission speeds. If we cannot provide the necessary service while maintaining expected performance, our business would suffer and our ability to generate revenues through our services would be impaired.

      The expansion and adaptation of our computer systems will require substantial financial, operational and managerial resources. We may not be able to accurately project the timing of increases in email traffic or other customer requirements. In addition, the very process of upgrading our computer systems is likely to cause service disruptions. This is because we will have to take various elements of the network out of service in order to install some upgrades.

OUR COMPUTER SYSTEMS MAY FAIL AND INTERRUPT OUR SERVICE.

      Our members have in the past experienced interruptions in our email service. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk emails that overload our system and other computer system failures. In particular, we have experienced outages and delays in email delivery and access to our email service related to disk failures, the implementation of changes to our computer system and insufficient storage capacity. These failures have resulted and may continue to result in significant disruptions to our service. Although we plan to install backup computers and implement procedures to reduce the impact of future malfunctions in these systems, the presence of these and other single points of failure in our network increases the risk of service interruptions. Some aspects of our computer systems are not redundant. These include our member database system and our email storage system, which stores emails and other data for our members. In addition, substantially all of our computer and communications systems relating to our email services are currently located in our primary data centers in Manhattan, Edison, New Jersey and Dayton, Ohio. We currently do not have alternate sites from which we could conduct operations in the event of a disaster. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. Our services would be suspended for a significant period of time if either of our primary data centers was severely damaged or destroyed. We might also lose stored emails and other member files, causing significant member dissatisfaction and possibly giving rise to claims for monetary damages.

OUR SERVICES WILL BECOME LESS DESIRABLE OR OBSOLETE IF WE ARE UNABLE TO KEEP UP WITH THE RAPID CHANGES CHARACTERISTIC OF OUR BUSINESS.

      Our success will depend on our ability to enhance our existing services and to introduce new services in order to adapt to rapidly changing technologies, industry standards and customer demands. To compete successfully, we will have to accurately anticipate changes in consumer and business demand and add new features to our services very rapidly. We also have to regularly upgrade our software to ensure that it remains compatible with the wide and changing variety of Web browsers and other software used by our members and business customers. For example, our system currently cannot properly receive files sent using some third party email programs. We may not be able to integrate the necessary technology into our computer systems on a timely basis or without degrading the performance of our existing services. We cannot be sure that, once integrated, new technology will function as expected. Delays in introducing effective new services could cause existing and potential members to forego use of our services and to use instead those of our competitors.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROVIDE ADEQUATE SECURITY FOR OUR SERVICE, OR IF OUR SERVICE IS IMPAIRED BY SECURITY MEASURES IMPOSED BY THIRD PARTIES.

      Security is a critical issue for any online service, and presents a number of challenges for us.

      If we are unable to maintain the security of our service, our reputation and our ability to attract and retain members and business customers may suffer, and we may be exposed to liability. Third parties may attempt to breach our security or that of our members or any business customers whose networks we may maintain or for whom we provide services. If they are successful, they could obtain our members' confidential information, including our members' profiles, passwords, financial account information, credit card numbers, stored email or other personal information, or obtain information that is sensitive or confidential to a business customer or otherwise disrupt a business customer's operations. Our members or any business customers may assert claims for money damages for any breach in our security and any breach could harm our reputation.

      Our computers are vulnerable to computer viruses, physical or electronic break-ins and similar incursions, which could lead to interruptions, delays or loss of data. We expect to expend significant capital and other resources to license or create encryption and other technologies to protect against security breaches or to alleviate problems caused by any breach. Nevertheless, these measures may prove ineffective. Our failure to prevent security breaches may expose us to liability and may adversely affect our ability to attract and retain members and develop our business market.

      Security measures taken by others may interfere with the efficient operation of our service, which may harm our reputation, adversely impact our ability to attract and retain members and impede the delivery of advertisements from which we generate revenues. "Firewalls" and similar network security software employed by many ISPs, employers and schools can interfere with the operation of our Webmail service, including denying our members access to their email accounts. Similarly, in their efforts to filter out unsolicited bulk emails, ISPs and other organizations may block email from all or some of our members.

OUR DEPENDENCE ON LICENSED TECHNOLOGY EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO INTEGRATE OUR TECHNOLOGY, WHICH MAY RESULT IN LESS DEVELOPMENT OF OUR OWN TECHNOLOGY AND MAY INCREASE OUR COSTS.

      We license a significant amount of technology from third parties, including technology related to our Web servers, email monitoring services, billing processes, database and Internet fax services. We anticipate that we will need to license additional technology to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Third-party licenses expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license costs, and the possible termination of or failure to renew important license by the third-party licensor.

IF THE INTERNET AND OTHER THIRD-PARTY NETWORKS ON WHICH WE DEPEND TO DELIVER OUR SERVICES BECOME INEFFECTIVE AS A MEANS OF TRANSMITTING DATA, THE BENEFITS OF OUR SERVICE MAY BE SEVERELY UNDERMINED.

      Our business depends on the effectiveness of the Internet as a means of transmitting data. The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing and transmitting data over the Internet. Any deterioration in the performance of the Internet as a whole could undermine the benefits of our services. Therefore, our success depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. We also depend on telecommunications network suppliers such as MFS, BBN Planet and UUNET to transmit and receive email messages on behalf of our members and our business customers. We are also affected by service outages at our partners' Web sites. If service at a partner's site is unavailable for a period of time, we will be unable to sign up new members and generate page views and revenue at that site during the outage.

IF THE THIRD PARTY THAT WE DEPEND ON FOR THE ACTUAL DELIVERY OF THE ADVERTISEMENTS WE SELL EXPERIENCES TECHNICAL DIFFICULTIES OR OTHERWISE FAILS TO PERFORM, OUR REVENUES FROM ADVERTISING MAY BE ADVERSELY AFFECTED.

      We contract with DoubleClick, Inc. to deliver the advertisements that we sell and that appear on our Web pages and on the Web pages of our partners. If DoubleClick experiences technical difficulties or otherwise fails to perform, our revenues from advertising may be adversely affected. Furthermore, DoubleClick may not have the same priorities for technology development as we do and this may limit our ability to improve our delivery of advertising for our specific needs.

GERALD GORMAN CONTROLS MAIL.COM AND WILL BE ABLE TO PREVENT A CHANGE OF
CONTROL.

      Gerald Gorman, our Chairman and Chief Executive Officer, beneficially owned as of June 30, 2000 Class A and Class B common stock representing approximately 68.5% of the voting power of our outstanding common stock. Each share of Class B common stock entitles the holder to 10 votes on any matter submitted to the stockholders. As a result of his share ownership, Mr. Gorman will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions. Mr. Gorman will be in a position to prevent a change in control of Mail.com even if the other stockholders were in favor of the transaction.

       Mail.com and Mr. Gorman have agreed to permit our stockholders who formerly held our preferred stock to designate a total of three members of our board of directors.

       Our charter contains provisions that could deter or make more expensive a takeover of Mail.com. These provisions include the ability to issue "blank check" preferred stock without stockholder approval.

OUR GOAL OF BUILDING BRAND IDENTITY IS LIKELY TO BE DIFFICULT AND EXPENSIVE.

       We believe that a quality brand identity will be essential if we are to increase membership, traffic on our sites and revenues, and to develop our business services market. We do not have experience with some of the types of marketing that we are currently using. If our marketing efforts cost more than anticipated or if we cannot increase our brand awareness, our losses will increase and our ability to succeed will be seriously impeded.

OUR EXPANSION INTO INTERNATIONAL MARKETS IS SUBJECT TO SIGNIFICANT RISKS AND OUR LOSSES MAY INCREASE AND OUR OPERATING RESULTS MAY SUFFER IF OUR REVENUES FROM INTERNATIONAL OPERATIONS DO NOT EXCEED THE COSTS OF THOSE OPERATIONS.

       We intend to continue to expand into international markets and to expend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our losses will increase and our operating results will suffer. We face significant risks inherent in conducting business internationally, such as:

       - uncertain demand in foreign markets for Webmail advertising, direct marketing and e-commerce;

       - difficulties and costs of staffing and managing international operations;

       -      differing technology standards;

       - difficulties in collecting accounts receivable and longer collection periods;

       - economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

       -      potentially adverse tax consequences;

       - regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business, and

       - political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries.

REGULATION OF EMAIL AND INTERNET USE IS EVOLVING AND MAY ADVERSELY IMPACT OUR BUSINESS.

      There are currently few laws or regulations that specifically regulate activity on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 restricts the types of information and content transmitted over the Internet. Several telecommunications companies have petitioned the FCC to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

       Moreover, the extent to which existing laws relating to issues such as property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. We could face liability for defamation, copyright, patent or trademark infringement and other claims based on the content of the email transmitted over our system. We do not and cannot screen all the content generated and received by our members. Some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. We may be subject to legal proceedings and damage claims if we are found to have violated laws relating to email content.

       We are subject to regulation by various state public service and public utility commissions and by various international regulatory authorities with respect to our fax services. We are licensed by the FCC as an authorized telecommunications company and are classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on us and to change its regulatory classification. There can be no assurance that the FCC will not change its regulatory classification or otherwise subject us to more burdensome regulatory requirements.

       On August 7, 1997, the FCC issued new rules which may significantly reduce the cost of international calls originating in the United States. Such rules are scheduled to be phased in over a five-year period starting on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition or results in operations.

       In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on its business, operating results and financial condition.

       Our facsimile nodes and our faxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea, and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

       The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions which could result in severe limits to our ability to conduct business in these countries and this could have a material adverse effect on our financial position, results of operations and cash flows. We have announced the formation of WORLD.com, Inc. for the purpose of developing our portfolio of domain names, including Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc. which operates through its wholly-owned subsidiary the Web site www.elong.com in the Peoples Republic of China or the PRC. We have also announced that we intend to expand our Internet messaging business in international markets. To the extent that we develop and operate web sites or offer Internet messaging services in foreign countries, we will be subject to the laws and regulations of these countries. The laws and regulations relating to the Internet in many countries are evolving and in many cases are unclear as to their application. For example, in India, the PRC and other countries we may be subject to licensing requirements with respect to the Internet activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to 49% of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities, including our activities conducted through eLong.com, Inc. or other subsidiaries, our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.

OUR INTELLECTUAL PROPERTY RIGHTS ARE CRITICAL TO OUR SUCCESS, BUT MAY BE DIFFICULT TO PROTECT.

       We regard our copyrights, service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, members, strategic partners and others to protect our proprietary rights. Despite our precautions, unauthorized third parties may improperly obtain and use information that we regard as proprietary. Third parties may submit false registration data attempting to transfer key domain names to their control. Our failure to pay annual registration fees for key domain names may result in the loss of these domains to third parties. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so.

       The status of United States patent protection for software products is not well defined and will evolve as additional patents are granted. We do not know if our current or future patent applications will be issued with the scope of the claims we seek, if at all. Current United States law does not adequately protect our database of member contact and demographic information. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

       Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. We cannot be certain that our services do not infringe issued patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services.

       We have been and may continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims related to the use of our domain names and claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business.

THE SUCCESS OF OUR GLOBAL OPERATIONS IS SUBJECT TO SPECIAL RISKS AND COSTS.

     We have begun, and intend to continue, to expand our operations outside of the United States. This international expansion will require significant management attention and financial resources. We face substantial risks in doing business globally, including unexpected changes in regulatory requirements, export restrictions, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and exchange rate controls, difficulties in enforcing contracts and potentially adverse consequences. In addition, as described elsewhere in this prospectus, governments in foreign jurisdictions may regulate the Internet or other online services in such areas as content, privacy, network security, encryption or distribution, which may also affect our ability to conduct business internationally.

THE LIMITED INSTALLED PERSONAL COMPUTER BASE AND HIGH COST OF ACCESSING THE INTERNET IN CHINA AND INDIA LIMITS THE POOL OF POTENTIAL CUSTOMERS FOR ASIA.COM AND INDIA.COM.

      The market penetration rates of personal computers and on-line access in China and India are far lower than such rates in the United States. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India and China. There can be no assurance that the number or penetration rate of personal computers in China and India will increase rapidly or at all or that alternate means of accessing the Internet will develop and become widely available in China and India.

        Our growth is limited by the cost to Chinese and Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet in China and India. If the costs required to access the Internet do not significantly decrease, most of China's and India's population will not be able to afford to use our services. The failure of a significant number of additional Chinese and Indian consumers to obtain affordable access to the Internet would make it very difficult to execute our business plan.

WE ARE RELYING ON ELECTRONIC COMMERCE AS A SIGNIFICANT PART OF OUR FUTURE REVENUE, BUT THE INTERNET HAS NOT YET BEEN PROVEN AS AN EFFECTIVE COMMERCE MEDIUM IN CHINA AND INDIA.

         Our revenue growth depends in part on the increasing acceptance and use of electronic commerce in China and India. The Internet may not become a viable commercial marketplace in Asia for various reasons, many of which are beyond our control, including:

-      inexperience with the Internet as a sales and distribution channel;

- inadequate development of the necessary infrastructure to facilitate electronic commerce;

- concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and

- inexperience with credit card usage or with other means of electronic payment.

UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE HAS LIMITED AND MAY CONTINUE TO LIMIT THE GROWTH OF THE INTERNET MARKET IN CHINA AND INDIA.

       The telecommunications infrastructure in China and India is not well developed. The underdeveloped Internet infrastructure in China and India has limited the growth of Internet usage there. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China and India will be limited and our business could be harmed.

OUR ASIA.COM BUSINESS MAY BE ADVERSELY AFFECTED BY CHINESE GOVERNMENT REGULATION OF INTERNET COMPANIES.

       China has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the availability of securities offerings by companies operating in the Chinese Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Chinese Internet laws and regulations.

      Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include the following:

      A prohibition of foreign investment in businesses providing value-added telecommunication services, including computer information services or electronic mail box services, may be applied to Internet businesses such as ours. Some officials of the Chinese Ministry of Information and Industry, or MII, have taken the position that foreign investment in the Internet sector is prohibited.

       The MII has also stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, our business in China will be severely impaired.

         Under the agreement reached in November 1999 between China and the United States concerning the United States' support of China's entry into the World Trade Organization, or WTO, foreign investment in Chinese Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including Chinese Internet ventures, in the first year after China's entry into the WTO (subject to certain geographic limitations), 49% in the second year (with expanded geographic coverage) and 50% thereafter (with no geographic limitations). The implementation of this agreement is subject to approval by U.S. Congress, China's completion of bilateral negotiations with other WTO members, the multilateral negotiation of China's accession protocol with the WTO and the completion of China's own domestic procedures for accession. Within the United States, China's WTO accession faces opposition from trade unions, environmentalists and human rights organization.

         The MII has also stated recently that the activities of Internet content providers are also subject to regulation by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offerings by companies engaged in the Internet sector in China.

         The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Chinese Internet businesses, including our Asia.com business.

       Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of Asia.com's existing or future ownership structure and businesses violates Chinese laws and regulations. It is also possible that the new laws or regulations governing the Chinese Internet sector that may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of Asia.com's current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to Asia.com.

       If Asia.com is found to be in violation of any existing or future Chinese laws or regulations, the relevant Chinese authorities would have broad discretion in dealing with such a violation, including, without limitation, the following:

-      levying fines;

-      revoking our business license;

-      requiring us to restructure our ownership structure or operations; and

-      requiring us to discontinue any portion or all of our Internet business.

EVEN IF ASIA.COM COMPLIES WITH CHINESE GOVERNMENTAL REGULATIONS, THE CHINESE GOVERNMENT MAY PREVENT US FROM DISTRIBUTING, AND WE MAY BE SUBJECT TO LIABILITY FOR, CONTENT THAT IT BELIEVES IS INAPPROPRIATE.

      China has enacted regulations governing Internet access and the distribution of news and other information. Even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government takes any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our Asia.com business would be harmed.

SOME OF OUR OPERATIONS ARE BASED IN INDIA, WHICH PRESENTS SPECIAL RISKS TO OUR BUSINESS.

      Political instability related to the formation of a new government in India could halt or delay the liberalization of the Indian economy and adversely affect business and economic conditions in India generally and our business in particular. During the past decade, the government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy has remained significant. The government of India recently changed for the fifth time since 1996. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our India.com business in particular.

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY COME ONTO THE MARKET IN THE FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

       Sales of a substantial number of shares of our common stock in the public market could cause the market price of our Class A common stock to decline. As of June 30, 2000, we had an aggregate of 59,161,555 shares of Class A and Class B common stock and 14,361,356 options and 1,251,233 warrants to purchase an aggregate of 15,612,589 shares of Class A common stock outstanding. As of such date, approximately 50,746,846 shares of Class A common stock and Class B common stock were freely tradable, in some cases subject to the volume and manner of sale limitations contained in Rule 144. As of such date, approximately 8,414,709 shares of Class A common stock will become available for sale at various later dates upon the expiration of one-year holding periods or upon the expiration of any other applicable restrictions on resale. We are likely to issue large amounts of additional Class A common stock, which may also be sold and which could adversely affect the price of our stock.

       As of June 30, 2000 the holders of up to 21,211,911 shares of Class A common stock, had the right, subject to various conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders, including the shelf registration statement we are required to file with respect to the notes. By exercising their registration rights and selling a large number of shares, these holders could cause the price of the Class A common stock to fall. An undetermined number of these shares have been sold publicly pursuant to Rule 144.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT THAT IT WILL CONTINUE TO BE VOLATILE.

      Our stock price has been volatile since our initial public offering and we expect that it will continue to be volatile. As discussed above, our financial results are difficult to predict and could fluctuate significantly. In addition, the market prices of securities of Internet-related companies have been highly volatile. A stock's price is often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. As a result of volatility in our stock price, a securities class action may be brought against us. Class-action litigation could result in substantial costs and divert our management's attention and resources.

THE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT AND ALL THE OBLIGATIONS OF OUR SUBSIDIARIES.

     The notes are unsecured and subordinated in right of payment in full to all of our existing and future senior debt and to all of our subsidiaries' debt. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of our company or upon acceleration of the notes due to an event of default, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior debt or the incurrence of other indebtedness and other liabilities by us or any subsidiary, and the incurrence of additional indebtedness and other liabilities by us or any subsidiary could adversely affect our ability to pay our obligations on the notes. As of March 31, 2000, we had approximately $22.2 million of indebtedness outstanding that would have constituted senior debt. As of March 30, 2000, our subsidiaries had approximately $40.7 million of balance sheet liabilities. See "Description of the notes - Subordination of the notes."

OUR ABILITY TO REPURCHASE NOTES IF A DESIGNATED EVENT OCCURS IS LIMITED.

     Our ability to repurchase notes upon the occurrence of a designated event (as defined in the indenture) is subject to limitations. If a designated event occurred, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by holders. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness (as defined in the indenture) which contain restrictions on transferring funds sufficient to permit us to effect a designated event payment (as defined in the indenture). In addition, future credit agreements or other agreements relating to indebtedness of ours (including senior debt) may contain prohibitions or restrictions on our ability to effect a designated event payment. In the event a designated event occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain consents or repay these borrowings, we will be effectively prohibited from purchasing notes. In that event, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. Moreover, the occurrence of a change of control may cause an event of default under our designated senior debt. As a result, in such a case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt was paid in full.

THERE HAS BEEN NO TRADING MARKET FOR THE NOTES AND THEIR RESALE IS RESTRICTED.

     There has been no trading market for the notes. Although the initial purchasers of the notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market making activities at any time without notice. In addition, their market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Moreover, a sufficient number of shares of our Class A common stock may not be available to facilitate hedging transactions. Accordingly, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected. The notes are eligible for trading on the Portal MarketSM, however any notes sold under this prospectus will no longer trade in the Portal MarketSM.

THE NOTES HAVE NOT BEEN RATED, WHICH POSES VARIOUS INVESTMENT RISKS.

     The notes have not been rated. As a result, holders of the notes will bear the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity. If the notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The liquidity of, and trading markets for, the notes may also be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the notes, independent of our financial performance or our prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for these securities. We cannot assure you that the market for the notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the notes.

WE MAY NOT BE ABLE TO DEDUCT THE INTEREST ON THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES.

         Our interest deduction with respect to the notes may be disallowed to the extent that the notes are treated as "corporate acquisition indebtedness" under Section 279 of the Internal Revenue Code of 1986, as amended. Corporate acquisition indebtedness includes subordinated convertible notes issued to provide consideration for the acquisition of stock or a substantial amount of the assets in another corporation if certain debt to equity or earnings ratios are met. It is possible that the notes would be treated as corporate acquisition indebtedness to the extent their proceeds were used to fund such acquisitions. In that event, some or all of the deduction for interest paid on the notes could be disallowed.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the proceeds from the sale of the notes under this prospectus and the Class A common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends.

     The following table sets forth our deficiency of earnings to fixed charges for each of the periods indicated.

                                                   Year ended December 31,               Three Months      Three Months
                      -------------------------------------------------------------          Ended             Ended
                           1996           1997           1998            1999           March 31, 1999    March 31, 2000
                         --------       --------       --------        --------        ----------------  ----------------
Ratio of Loss to Fixed
Charges(1)............$-              $-             $-             $-                $-                $-

--------------

(1) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe representative of interest. As a result of the loss incurred for all periods presented, the ratio coverage was less than 1:1 as Mail.com was unable to cover the indicated fixed charges. Mail.com would have had to generate additional earnings of $540,000, $3.0 million, $12.4 million and $60.7 million for the years ended December 31, 1996, 1997, 1998 and 1999 and $6.3 million and $40.5 million for the three months ended March 31, 1999 and 2000, respectively to achieve and ratio coverage of 1:1.

                            DESCRIPTION OF THE NOTES

GENERAL

     We issued the notes pursuant to an indenture dated as of January 26, 2000, between Mail.com and American Stock Transfer and Trust Company, as trustee. The following is a summary of certain provisions of the indenture and the registration agreement between us and the initial purchasers of the notes, but it is not complete and is qualified in its entirety by reference to the indenture and the registration agreement, including the definitions in the indenture of certain terms used in the following summary. Anyone who purchases notes pursuant to this prospectus may obtain a copy of the indenture and the registration agreement without charge by writing to Mail.com, Inc., 11 Broadway, 6th Floor, New York, New York 10004, Attention: Investor Relations. We defined some of the terms used in the following summary below under "- Certain definitions." For purposes of this section of the prospectus, references to us are solely to Mail.com, Inc., a Delaware corporation, and not to any of our subsidiaries.

     The notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt to the extent set forth in the indenture. The indenture does not limit the amount of other indebtedness or securities that we or any of our subsidiaries may issue. We currently conduct our operations directly and through our subsidiaries. Accordingly, we may in the future be dependent upon the cash flow of our subsidiaries to meet some or all of our obligations, including our obligations under the notes. As a result, the notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such subsidiaries. See "Risk Factors - The notes are subordinated to our senior debt and all the obligations of our subsidiaries."

PRINCIPAL, MATURITY AND INTEREST

     We issued the notes in an aggregate principal amount limited to $100,000,000. The notes bear interest at 7% per annum and mature on February 1, 2005.

     We will pay interest on the notes semiannually on February 1 and August 1 of each year, each an interest payment date, commencing on August 1, 2000, to holders of record at the close of business on January 15 or July 15, each a regular record date, immediately preceding such interest payment date. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from January 26, 2000.

     If we do not comply with certain deadlines set forth in the registration agreement with respect to the registration of the notes or the Class A common stock issuable upon conversion of the notes for resale under a shelf registration statement, we will pay additional interest, which we call liquidated damages, to holders of the notes and/or the Class A common stock issued upon conversion of the notes. See "- Registration of the notes" below.

     Principal of, premium, if any, interest and liquidated damages, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Payments, transfers, exchanges and conversions relating to beneficial interests in notes issued in book-entry form will be subject to the procedures applicable to the global note described below. Principal of, premium, if any, interest and liquidated damages, if any, on definitive notes will be payable at the office or agency of Mail.com maintained for such purpose within The City of New York or, subject to applicable laws and regulations, at the office of any paying agent, or, at our option, payment of interest may be made by check mailed to the holders of the definitive notes at their respective addresses set forth in the register of holders of notes provided that interest and liquidated damages, if any, on the global note may only be made in same day funds. Until otherwise designated by us, our office or agency in The City of New York will be the office of the trustee maintained for such purpose. The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

     If a payment date is not a business day at a place of payment, we may make payment at that place on the next succeeding business day, and no interest shall accrue for the intervening period.

     We have initially appointed the trustee at its corporate trust office in The City of New York as the paying agent and conversion agent. We time may terminate the appointment of the paying agent or conversion agent at any time and appoint additional or other paying agents and conversion agents, provided that until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, interest and liquidated damages, if any, on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in The City of New York for payments with respect to the notes and for the surrender of notes for conversion. We will give notice of any such termination or appointment and of any change in the office through which the paying agent or conversion agent in accordance with "- Notices" below.

PROVISIONAL REDEMPTION

     Prior to February 5, 2003, we may redeem the notes at our option, in whole or in part (in any integral multiple of $1,000), at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice by mail, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the provisional redemption date (subject to the right of holders of record on the relevant record date to receive any such amounts due on an interest payment date) if the closing price of the Class A common stock shall have equaled or exceeded the following specified percentages of the conversion price then in effect for at least 20 out of 30 consecutive days on which the Nasdaq National Market is open for the transaction of business prior to the date of mailing of the notice of provisional redemption. Such redemption price and percentage shall be as indicated during the periods specified below:

                                                                      PERCENTAGE
                                                                    OF CONVERSION
PERIOD                                     REDEMPTION PRICE             PRICE
------                                     ----------------             -----

January 26, 2000 through January 31,
   2001.............................            107.00%                  170%
February 1, 2001 through January 31,
   2002.............................            105.60%                  160%
February 1, 2002 through February 4,
   2003.............................            104.20%                  150%

     Upon any provisional redemption, we will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments that would thereafter have been payable on the notes from the provisional redemption date to, but excluding, February 5, 2003. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the date on which a notice of provisional redemption is mailed.

OPTIONAL REDEMPTION

     Except as described under "- Provisional redemption," the notes will not be subject to redemption prior to February 5, 2003. On and after February 5, 2003, we may redeem the notes at our option, in whole or in part (in any integral multiple of $1,000) after giving not less than 30 nor more than 60 days' prior notice by mail. We may redeem the notes at the following redemption prices (expressed as percentages of the principal amount), in each case, together with accrued interest and liquidated damages, if any, to, but excluding, the redemption date, subject to the right of holders of record on the relevant record date to receive interest and liquidated damages, if any, due on an interest payment date. If we redeem the notes during the 12 month period beginning on February 1 of the years indicated (February 5, in the case of 2003) the redemption price shall be as indicated:

YEAR                                                                                     REDEMPTION PRICE
----                                                                                     ----------------
2003...............................................................................          102.80%
2004...............................................................................          101.40%

SELECTION AND NOTICE

     If we are redeeming less than all of the notes, the trustee will select the notes for redemption by complying with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. We will not redeem in part notes of $1,000 in principal amount or less. We will mail, or cause to be mailed, a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If we are redeeming any note in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. If any definitive note is to be redeemed in part only, we will issue, or cause to be issued, a new note in principal amount equal to the unredeemed portion thereof in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest and liquidated damages, if any, will cease to accrue on notes or portions thereof called for redemption unless we default in the payment of the redemption price for such notes on the applicable redemption date.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of a designated event, each holder of notes will have the right, at the holder's option, to require us to repurchase all or any part, in an integral multiple of $1,000, of such holder's notes pursuant to the designated event offer described below at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the designated event payment date, subject to the right of holders of record on the relevant record date to receive any such amounts due on the relevant payment date.

     Within 30 days following any designated event, we shall mail a notice to each holder stating:

     - that we are making the designated event offer pursuant to the covenant described in this paragraph and that we will accept for payment all notes that are tendered;

     - the purchase price and the designated event payment date on which we will purchase the notes, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed;

     - that any notes not tendered will continue to accrue interest and liquidated damages, if applicable;

     - that, unless we default in the payment of the designated event payment, all notes accepted for payment pursuant to the designated event offer will cease to accrue interest and liquidated damages, if applicable, after the designated event payment date and will cease to have conversion rights; and

     - the procedures that the holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes in connection with a designated event.

     On the designated event payment date, we will, to the extent lawful,

     - accept for payment notes or portions thereof duly tendered pursuant to the designated event offer,

     - deposit with the trustee or a paying agent in immediately available funds an amount equal to the designated event payment in respect of all notes or portions thereof so tendered and

     - deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate identifying the notes or portions thereof tendered to us.

     The paying agent shall promptly mail or deliver to each holder of notes so accepted payment in an amount equal to the purchase price for such notes, and the trustee shall promptly authenticate and mail or deliver to each holder a new certificate representing a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new certificate representing a note shall be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the designated event offer on or as soon as practicable after the designated event payment date.

     Except as described above with respect to a designated event, the indenture does not contain any other provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     The designated event purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Mail.com, and, thus, the removal of incumbent management. The designated event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the designated event purchase feature is a result of negotiations between us and the initial purchasers of the notes. Management has no current intention to engage in a transaction involving a designated event, although it is possible that we could decide to do so in the future.

     Subject to the limitations on mergers, consolidations and sales of assets described herein, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a designated event under the indenture, but that could increase the amount of indebtedness (including senior debt) outstanding at such time or otherwise affect our capital structure or credit ratings. The payment of the designated event payment is subordinated to the prior payment of senior debt as described under "Subordination of the notes" below.

     Our ability to repurchase notes upon the occurrence of a designated event may be limited. If a designated event occurred, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by holders thereof. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness which contain restrictions on transferring funds sufficient to permit us to effect a designated event payment. In addition, future credit agreements or other agreements relating to our indebtedness (including additional senior debt), may contain prohibitions or restrictions on our ability to effect a designated event payment. If a designated event occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. Moreover, the occurrence of a change of control may cause an event of default under our designated senior debt. As a result, in such a case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. See "-Subordination of the notes" below and "Risk Factors
- The notes are subordinated to our senior debt and all the obligations of our subsidiaries."

       A designated event will be deemed to have occurred upon a change of control or a termination of trading.

       A change of control will be deemed to have occurred when:

       - any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than one or more of the Permitted Holders, as defined below, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
              Act) of shares representing more than 50% of the combined voting power of the then outstanding voting stock, defined as the securities entitled to vote generally in elections of our directors;

       - we consolidate with or merge into any other corporation, or any other corporation merges into us, and, in the case of any such transaction, our outstanding Class A common stock is reclassified into or exchanged for any other property or securities, unless our stockholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in elections of directors of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of the voting stock immediately before such transaction;

       - we or our subsidiaries, taken as a whole, sell, assign, convey, transfer or lease all or substantially all of our assets or of us and our subsidiaries, taken as a whole, as applicable (other than to one or more of our wholly-owned subsidiaries);

       - any time the continuing directors do not constitute a majority of our board of directors (or, if applicable, our successor corporation); or

       - our stockholders shall have approved any plan of liquidation or dissolution of Mail.com;

provided, however, that:

       - a change of control shall not be deemed to have occurred if the daily market price per share of the Class A common stock for any five trading days within the period of 10 consecutive trading days beginning immediately after the later of the change of control or the public announcement of the change of control shall equal or exceed 105% of the Conversion Price of the notes in effect on each such trading day; provided further that if the change of control results in the reclassification, conversion, exchange of outstanding shares of our common stock, such 10 consecutive trading day period shall be measured as ending immediately before the change of control; and

       - a change of control under the first three bullets above shall not be deemed to have occurred if at least 90% of the consideration in the change of control transaction consists of shares of capital stock traded on a U.S. national securities exchange or quoted on Nasdaq, and as a result of such transaction, the notes become convertible solely into such capital stock.

The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer or lease of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, conveyance, transfer or lease of less than all of our assets or of us and our subsidiaries, taken as a whole, may be uncertain.

     "permitted holders" means, collectively, Gerald Gorman and his estate, spouse, legatees, heirs, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or the grantor, or any corporation, trust, partnership or other entity of which one or more of the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange
Act) at least 66 2/3% of the total voting power of such corporation, trust, partnership or other entity.

     "continuing directors" means, as of any date of determination, any member of our Board of Directors who (i) was a member of our Board of Directors on the date of the indenture or (ii) was nominated for election or elected to our Board of Directors with the approval of a majority of the continuing directors who were members of our Board of Directors at the time of such nomination or election or (ii) was nominated for election or elected to our Board of Directors with the approval of Gerald Gorman, provided that at the time of such nomination or election Gerald Gorman owns shares representing more than 50% of the combined voting power of the then outstanding voting stock.

     A "termination of trading" will be deemed to have occurred if our Class A common stock (or other securities into which the notes are then convertible) is neither listed for trading on the New York Stock Exchange or another United States national securities exchange nor approved for trading on the Nasdaq National Market or other established automated over-the-counter trading market in the United States.

REGISTRATION RIGHTS

     Pursuant to a registration agreement for the benefit of the holders of the notes and Class A common stock issued upon conversion of the notes, we:

     - at our own cost, filed a shelf registration statement, of which this prospectus is a part, with the Securities and Exchange Commission with respect to resales of the notes and the Class A common stock issuable upon conversion of the notes,

     - agreed to use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act by September 22, 2000 and

     - agreed to keep the shelf registration statement continuously effective under the Securities Act for a specified period of time.

     Our obligation to keep the shelf registration statement continuously effective under the Securities Act expires upon the earliest of

     -      January 26, 2002,

     - the date on which the notes or the Class A common stock issuable upon conversion thereof may be sold by persons not affiliated with us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act,

     - the date as of which all the notes or the Class A common stock issuable upon conversion thereof have been sold pursuant to the shelf registration statement and

     - the date as of which all the notes or the Class A common stock issuable upon conversion thereof have been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

     If the shelf registration statement ceases to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or cannot be used for the offer and sale of transfer restricted securities described below for a period of time (including any suspension period described below) that exceeds 120 days in the aggregate in any 12-month period during the period beginning on September 22, 2000 and ending on or prior to the second anniversary of the January 26, 2002 (each of these events is called a registration default), then we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration agreement.

     The amount of liquidated damages payable during any period in which a registration default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of notes or $2.50 per annum per 52.7704 shares of Class A common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities for the first 90 days during which a registration default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of notes or $5.00 per annum per 52.7704 shares of Class A common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing. We have agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each damages payment date described in the registration agreement. Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

     "transfer restricted securities" means each note and any share of Class A common stock issued upon conversion thereof until the date on which such note or share, as the case may be:

     - has been transferred pursuant to the Shelf Registration Statement or another registration statement covering such note or share which has been filed with the Commission pursuant to the Securities

              Act, in either case after such registration statement has become effective under the Securities Act,

       - has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or

       - may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the Commission).

       In the registration agreement, we also agreed to:

       - provide or cause to be provided to each holder of the notes, or the Class A common stock issuable upon conversion of the notes, copies of the prospectus, which is a part of the shelf registration statement,

       - notify or cause to be notified to each such holder when the shelf registration statement for the notes or the Class A common stock issuable upon conversion of the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the Class A common stock issuable upon conversion of the notes.

       A holder of notes or the Class A common stock issuable upon conversion of the notes that sells such securities pursuant to a shelf registration statement:

       - will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

       - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and

       - will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

       We distributed a questionnaire to each beneficial holder of notes to obtain certain information regarding such selling securityholders for inclusion in the prospectus.

       We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 60 days in any three-month period or for three periods not to exceed an aggregate of 120 days in any twelve-month period (any such period being referred to as a suspension period) under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. We will pay all expenses of the shelf registration statement; provided however, that each holder shall bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

CONVERSION

       The holder of any note has the right, exercisable at any time between April 25, 2000 and January 31, 2005, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Class A common stock at the conversion price of $18.95 per share, subject to adjustment as described below. If we have called a note for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the redemption date. Except as described below, no payment or adjustment will be made on conversion of any notes for accrued and unpaid interest or liquidated damages, if any, accrued thereon or for dividends or distributions on, or liquidated damages, if any, attributable to, any Class A common stock issued upon conversion of notes. If notes not called for redemption and not required to be repurchased are converted after a regular record date for the payment of interest and prior to the next succeeding interest payment date, such notes must be accompanied by funds equal to the interest and liquidated damages, if any, payable on such succeeding interest payment date on the principal amount so converted. We will not issue fractional shares upon conversion. Instead, we will make a cash adjustment for any fractional interest.

       The owners of a note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. In the case of conversions through Euroclear or Cedel Bank, the owner shall deliver instructions in accordance with Euroclear's or Cedel Bank's normal operating procedures when application has been made to make the underlying Class A common stock eligible for trading on Cedel Bank or Euroclear. To convert a note held in certificated form into shares of Class A common stock, a holder must:

       - complete and manually sign the conversion notice on the back of the note (or complete and manually sign a facsimile thereof) and deliver such notice to the trustee in New York, New York,

       -      surrender the note to the trustee in New York, New York,

       - if required, furnish appropriate endorsements and transfer documents,

       -      if required, pay all transfer or similar taxes, and

       - if required, pay funds equal to interest and liquidated damages, if any, payable on the next interest payment date.

       Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the trustee at its corporate trust office or the office of the conversion agent.

       As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of Class A common stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate or certificates will be sent by the trustee to the conversion agent for delivery to the holder.

       The Class A common stock issuable upon conversion of the notes will be fully paid and nonassessable. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes called for redemption on a redemption date or to be repurchased on a designated event payment date during such period) must be accompanied by payment of an amount equal to the interest and liquidated damages, if any, payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any regular record date, but on or before the next interest payment date, interest and liquidated damages, if any, on such note shall be payable on such interest payment date notwithstanding such conversion. Such interest and liquidated damages, if any, shall be paid to the holder of such note on such regular record date. As a result, a holder that surrenders notes for conversion on a date that is not an interest payment date effectively will not receive any interest or liquidated damages, if applicable, for the period from the interest payment date next preceding the date of conversion to the date of conversion, even if the notes have been called for redemption or repurchased pursuant to a designated event offer (except for the payment of interest and liquidated damages, if any, on notes called for redemption on a redemption date or to be repurchased on a designated event payment date between a regular record date and the interest payment date to which it relates). No other payment or adjustment for interest or liquidated damages, or for any dividends in respect of Class A common stock, will be made upon conversion. Holders of Class A common stock issued upon conversion will not be entitled to receive any dividends payable to holders of Class A common stock as of any record time before the close of business on the conversion date.

       A holder delivering a note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Class A common stock on conversion. However, we shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Class A common stock in a name other than that of the holder of the note. Certificates representing shares of Class A common stock will not be issued or delivered unless the person requesting such issue has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid.

       We will adjust the conversion price upon the occurrence of certain events, including:

       - the issuance of shares of Class A common stock as a dividend or distribution on the Class A common stock or any event treated as such for U.S. federal income tax purposes;

       - the subdivision, combination or reclassification of Class A common stock;

       - the issuance to all holders of Class A common stock of rights, options or warrants which entitle them to subscribe for or purchase Class A common stock (or securities convertible into Class A common stock) at a price per share less than the then current market price per share (determined as set forth below) of such Class A common stock as of the record date for holders entitled to receive such rights, options or warrants;

       - the distribution of shares of capital stock of Mail.com (other than those referred to in the first and third bullets above), evidences of indebtedness or other assets (excluding dividends in cash, except as described in the fifth bullet below, and excluding distributions in connection with a consolidation, merger or transfer of assets covered in the next paragraph) to all holders of Class A common stock;

       - the distribution, by dividend or otherwise, of cash to all holders of Class A common stock in an aggregate amount that, together with the aggregate of:

              (1) any other distributions of cash that did not trigger a conversion price adjustment to all holders of Class A common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and

              (2) all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for Class A common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 12 1/2% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Class A common stock outstanding on such date;

       - payment of an excess payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for Class A common stock, if the aggregate amount of such excess payment, together with the aggregate amount of

              (1) cash distributions made within the preceding 12 months not triggering a conversion price adjustment and

              (2) all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for Class A common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 12 1/2% of the product of the current market price per share (determined as set forth below) on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of shares of Class A common stock outstanding on such date; and

       - the distribution to all holders of Class A common stock of rights, options or warrants to subscribe for securities (other than those securities referred to in the third bullet above).

       In the event of a distribution to all or substantially all holders of Class A common stock of rights to subscribe for additional shares of the our capital stock (other than those securities referred to in the third bullet above), we may, instead of making any adjustment in the conversion price, make proper provision so that each holder of a note who converts such note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Class A common stock, an appropriate number of such rights. We will not make an adjustment of the conversion price until cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

       If we reclassify or change our outstanding Class A common stock or consolidate with or merge into any person, continue in a new jurisdiction or transfer or lease all or substantially all our assets, or are a party to a merger that reclassifies or changes our outstanding Class A common stock, the notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the notes would have owned immediately after any such transaction if the holders had converted the notes immediately before the effective date of such transaction.

       The indenture also provides that if rights, warrants or options expire unexercised, the conversion price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

       In the indenture, the "current market price" per share of Class A common stock on any date shall be deemed to be the average of the daily market prices for the shorter of

       - 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such daily market prices prior to the time of determination (as defined in the indenture) or

       - the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such other distribution or such negotiated transaction through such last full trading day prior to the time of determination.

       "Excess payment" means the excess of (1) the aggregate of the cash and fair market value (as determined our Board of Directors) of other consideration paid by us or any of our subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (2) the daily market price on the trading day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

       We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

       We may from time to time decrease the conversion price by any amount for any period of at least 20 days (which decrease is irrevocable during such period), in which case we shall give at least 15 days' notice of such decrease, if our Board of Directors has made a determination that such decrease would be in our best interests, which determination shall be conclusive; provided however that in no case shall we decrease the conversion price to less than 80% of the current market price. No such decrease shall be taken into account for purposes of determining whether the current market price of the Class A common stock exceeds the conversion price, as defined below, by 105% in connection with an event which otherwise would be a change of control.

       If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, e.g., distributions of evidences of our indebtedness or our assets, but generally not stock dividends on Class A common stock or rights to subscribe for Class A common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations."

SUBORDINATION OF THE NOTES

       The notes are our general unsecured obligations, are subordinated in right of payment to all of our existing and future senior debt and rank pari passu in right of payment with all of our other existing and future debt and other liabilities that are not subordinated by their express terms to the notes. In addition, the notes are effectively subordinated to all debt and other liabilities of our subsidiaries. As of March 31, 2000, we had approximately $22.2 million of debt that would have constituted senior debt and our subsidiaries had approximately $40.7 million of balance sheet liabilities. The indenture does not restrict the amount of senior debt or other indebtedness that we or any of our subsidiaries may incur. See "Risk Factors - The notes are subordinated to our senior debt and all the obligations of our subsidiaries."

       The payment of the principal of, interest (including liquidated damages, if any) on or any other amounts due on the notes is subordinated in right of payment to the prior payment in full of all of our senior debt. No payment on account of principal of, redemption of, interest (including liquidated damages, if any) on or any other amounts due on the notes, including, without limitation, any payments on a designated event offer, and no redemption, purchase or other acquisition of the notes may be made unless:

       - full payment of amounts then due on all senior debt has been made or duly provided for pursuant to the terms of the instrument governing such senior debt, and

       - at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any senior debt or any agreement pursuant to which any senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such senior debt being declared due and payable.

In addition, the indenture provides that if any of the holders of any issue of designated senior debt provide us and the trustee with a payment blockage notice that a default has occurred, giving the holders of such designated senior debt the right to accelerate the maturity thereof, we will make no payment on account of principal, redemption, interest, liquidated damages, if any, or any other amounts due on the notes and we will make no purchase, redemption or other acquisition of the notes during the payment blockage period commencing on the date the payment blockage notice is received and ending on the earlier of:

       - the date on which such event of default shall have been cured or waived and

       -      180 days from the date the payment blockage notice is received.

Notwithstanding the foregoing (but subject to the provisions contained in the first and second sentences of this paragraph), unless the holders of such designated senior debt or the representative of such holder shall have accelerated the maturity of such designated senior debt, we may resume payments on the notes after the end of such payment blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to senior debt during such period.

       Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of Mail.com, we must pay in full all senior debt before the holders of the notes are entitled to any payments whatsoever, other than payments of junior securities.

       If payment of the notes is accelerated because of an event of default, we shall give prompt written notice to the holders of senior debt or to the trustee(s) for such senior debt of the acceleration. We may not pay the notes until five business days after such notice is given and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time. As a result of these subordination provisions, in the event of our insolvency, holders of the notes may recover ratably less than our general creditors.

MERGER, CONSOLIDATION OR SALE OF ASSETS

       The indenture provides that we may not consolidate or merge with or into any person (whether or not Mail.com is the surviving corporation), continue in a new jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets unless

       - (a) Mail.com is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than Mail.com) or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

       - the entity or person formed by or surviving any such consolidation or merger (if other than Mail.com) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all our obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

       - the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all our obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

       - immediately after such transaction, no default or event of default exists; and

      - we or such person shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

      A consolidation or merger may be a taxable event to holders of the notes, in which case holders of the notes may recognize taxable gain or loss in respect of the notes and, after such consolidation or merger, the notes may be subject to the rules dealing with original issue discount (which can result in a holder recognizing ordinary income prior to the receipt of cash attributable to such income).

REPORTS

      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will file with the Commission and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

EVENTS OF DEFAULT AND REMEDIES

      The indenture provides that each of the following constitutes an event of default:

      - default for 30 days in the payment when due of interest on or liquidated damages with respect to the notes;

      -     default in payment when due of principal on the notes;

      - our failure to commence a designated event offer within 30 days of our knowledge of a designated event or to pay when due the repurchase price of any notes required to be repurchased pursuant to the provisions described under "Repurchase at the option of holders";

      - our failure to perform or comply with the provisions described under "Merger, consolidation or sale of assets";

      - our failure for 60 days after the receipt of written notice to comply with other covenants and agreements contained in the indenture or the notes;

      - default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the date on which the notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) (a payment default) or
            (b) results in the acceleration of such indebtedness prior to its express maturity (without such acceleration being rescinded or annulled) and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15 million or more;

      - failure by us or any subsidiary of ours to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $15 million, which judgments are not stayed, bonded or discharged within 60 days after their entry; and

      - certain events of bankruptcy or insolvency with respect to us or any of our material subsidiaries.

      If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to us, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal, premium, if any, interest or liquidated damages, if applicable, including a designated event payment) if it determines that withholding notice is in their interest.

      By notice to the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of the designated event payment or interest (including liquidated damages, if applicable) on, or the principal of or premium on, the notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

      Notes sold in the United States or in offshore transactions in reliance on Regulation S will be represented by one or more global notes in definitive, fully-registered form without interest coupons. The global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

      Investors may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

      Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel Bank, societe anonyme, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Cedel Bank will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., will act initially as depositary for Cedel Bank, and The Chase Manhattan Bank will act initially as depositary for Euroclear.

      Notes originally purchased by or transferred to institutional "accredited investors" (as defined Rules 501(a)(1), (2), (3) or (7) under the Securities
Act) that are not QIBs will be issued and physically delivered in fully registered, definitive form and may not be represented by interests in the global note. Otherwise, except in the limited circumstances described below, holders of notes represented by interests in the global note will not be entitled to receive definitive notes.

      Upon transfer of a definitive note to a QIB in an offshore transaction pursuant to Rule 904 of Regulation S, the definitive note will be exchanged for an interest in the global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Cedel Bank, as applicable. Upon transfer of beneficial ownership in a global note to an institutional accredited investor, such beneficial interest will be exchanged for a definitive note. All transfers described in this paragraph will be subject to certain instructions set forth in the indenture, including requirements for the delivery of certain certificates and other documents.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, called participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers of the notes), banks, trust companies, clearing corporations and certain other organizations. Certain of such participants, or their representatives, together with other entities, own DTC. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

      So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth above and below, owners of beneficial interests in the global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Cedel Bank.

      Payments of the principal of, and interest and liquidated damages, if any, on, the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest and liquidated damages, if any, in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note and we and the trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

      Unless and until it is exchanged in whole or in part for definitive notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC (or a successor of DTC) or another nominee of DTC.

      Transfers of beneficial ownerships in the global note between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel Bank participants may not deliver instructions directly to the depositaries for Euroclear or Cedel Bank.

      Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Cedel Bank participant on such day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in the global note by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day following settlement in DTC.

      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for definitive notes, which it will distribute to its participants.

      Although we expect that DTC, Euroclear and Cedel Bank will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Cedel Bank, DTC, Euroclear and Cedel Bank are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations including maintaining, supervising or reviewing the records relating to, or payments on account of, beneficial ownership interests in the global note.

      If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global note.

TRANSFER AND EXCHANGE

      We have initially appointed the trustee as registrar in New York, New York. We reserve the right to vary or terminate the appointment of the registrar or to appoint additional or other registrars or to approve any change in the office through which the registrar acts.

      A holder may transfer or exchange notes in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the indenture. We are not required to exchange or register the transfer of any note selected for redemption. Also, we are not required to exchange or register the transfer of any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

      We will treat the registered holder of a note as the owner of the note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

      Except as provided in the next succeeding paragraph, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a nonconsenting holder of notes):

      - reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

      - reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

      - reduce the rate of or change the time for payment of interest on any note;

      - waive a default in the payment of a designated event payment or principal of, or interest, liquidated damages, if any, or premium, if any, on, any notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

      -     make any note payable in money other than that stated in the notes;

      - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or interest, liquidated damages, if any, or premium, if any, on, the notes;

      -     waive a redemption or repurchase payment with respect to any note;

      - impair the right to convert the notes into shares of Class A common stock;

      - modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the notes;

      -     make any change in the foregoing amendment and waiver provisions;

      - at any time after a change of control has occurred, modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders or

      - impair the right to institute suit for the enforcement of any payment on or with respect to any note.

      Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

      - to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of definitive notes;

      - to provide for the succession of another person to us and the assumption by such successor to our covenants and obligations under the indenture;

      - to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

      - to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

      - to make provisions with respect to the conversion rights of holders of notes in the event of a consolidation, merger, continuation or sale of assets as required by the indenture; or

      - to comply with requirements of the Commission in order to qualify, or maintain the qualifications of, the indenture under the Trust Indenture Act.

NOTICES

      We shall give or cause to be given notices to holders of the notes by mail to the addresses of such holders as they appear in the register for the notes. The notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

GOVERNING LAW

      The indenture, the notes and the registration agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

CONCERNING THE TRUSTEE

      The indenture contains certain limitations on the rights of the trustee, if it becomes a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an event of default occurs (which has not been cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

REPLACEMENT OF NOTES

      Notes that become mutilated, destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

      We are required to pay all stamp and similar duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "business day" means any day that is not a legal holiday.

      "capital stock" means any and all shares, interests, participations, rights or other equivalents

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


(however designated) of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

      "default" means any event that is or, with the passage of time or the giving of notice or both, would be an event of default (as defined in the indenture).

      "designated senior debt" means

      - any senior debt which, as of the date of the indenture, has an aggregate principal amount outstanding of at least $15 million and

      - any senior debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $15 million and is specifically designated by us in the instrument evidencing or governing such senior debt as "designated senior debt" for purposes of the indenture.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

      "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness.

      "indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person

      - (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of the deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

      - with respect to any obligation of others of the type described in the first bullet above or under the third bullet below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and

      - any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

      "junior securities" means securities of Mail.com as reorganized or readjusted or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided for in the indenture with respect to the notes, to the payment in full without diminution or modification by such plan of all senior debt.

      "legal holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. If a payment date is a legal holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period. If any other operative date for purposes of the indenture shall occur on a legal holiday then for all purposes the next succeeding day that is not a legal holiday shall be such operative date.

      "material subsidiary" means any subsidiary of ours which at the date of determination a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

      "obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing any indebtedness.

      "person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

      "representative" means the trustee, agent or representative (if any) for an issue of senior debt.

      "senior debt" means the principal of, premium, if any, interest on and other amounts due on indebtedness of ours, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us (including all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing), unless, in the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding, it is expressly provided that such indebtedness is not senior in right of payment to the notes. Senior debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such senior debt, on or after the filing of any petition in bankruptcy or for reorganization relating to Mail.com, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, senior debt shall not include:

      - indebtedness of or amounts owed by us for compensation to employees, or for goods, services or materials purchased in the ordinary course of business;

      -     indebtedness of ours to a subsidiary of ours; or

      - any liability for federal, state, local or other taxes owed or owing by us.

      "subsidiary" of a person means any corporation, association or other business entity of which more

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


than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the subsidiaries of that person or a combination thereof.

                          DESCRIPTION OF CAPITAL STOCK

      The following descriptions of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, as amended, and bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation, as amended, and our bylaws.

      We are authorized to issue up to 150,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share, and 60,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

      As of June 30, 2000, we had 49,161,555 shares of Class A common stock outstanding held of record by approximately 372 stockholders and 10,000,000 shares of Class B common stock outstanding held entirely by Gerald Gorman, our Chairman and Chief Executive Officer.

      All of the issued and outstanding shares of our Class A common stock are fully paid and nonassessable. Except as described below, the issued and outstanding shares of our Class A common stock and Class B common stock generally have identical rights. In addition, under our amended and restated certificate of incorporation, as amended, holders of Class A common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

      VOTING RIGHTS

      The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holder of our Class B common stock is entitled to ten votes per share on all matters to be voted on by stockholders generally, including the election of directors. In addition to any class vote that may be required under law or our amended and restated certificate of incorporation, as amended, all classes of capital stock entitled to vote generally on any matter vote together as a single class. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

      Please see "Risk Factors - Gerald Gorman controls Mail.com and will be able to prevent a change of control."

      LIQUIDATION PREFERENCES

      If we are liquidated, dissolved or wound up, the holders of our Class A common stock and Class B common stock will be entitled to receive distributions only after satisfaction of all liabilities and the prior rights of any outstanding class of preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities shall be distributed to the holders of our Class A common stock and Class B common stock pro rata based on the respective numbers of shares of Class A common stock held by these holders or issuable to them upon conversion of Class B common stock.

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

      CONVERSION RIGHTS/MANDATORY CONVERSION

      Holders of our Class A common stock have no conversion rights. Holders of our Class B common stock may convert each share into one share of Class A common stock. In addition, each share of our Class B common stock will automatically convert into one share of our Class A common stock upon a sale or other transfer by Gerald Gorman to any person or entity other than entities controlled by Mr. Gorman.

      DIVIDENDS

      The holders of both classes of our common stock are entitled to receive equal non-cumulative dividends when and as declared from time to time by the board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

PREFERRED STOCK

      Under our amended and restated certificate of incorporation, as amended, the board of directors is authorized, without further stockholder approval, to issue up to 60,000,000 shares of preferred stock in one or more classes or series. The board also has the authority to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such class or series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of Mail.com or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our Class A common stock and may adversely affect the voting and other rights of the holders of our Class A common stock. Currently, we does not have any preferred stock outstanding and have no plans to create or issue any shares of any new class or series of preferred stock.

WARRANTS/OPTIONS

      Under an engagement letter dated March 2, 1998 between PaineWebber Incorporated and Mail.com and entered into in connection with the private placement of our Class C preferred stock, we issued to PaineWebber Incorporated warrants to purchase 143,484 shares of our Class A common stock and we issued to a former employee of PaineWebber Incorporated warrants to purchase 35,872 shares of our Class A common stock. These warrants are exercisable at an exercise price of $3.50 per share and expire July 31, 2003. The warrants are entitled to anti-dilution adjustment in the event of stock splits, stock dividends, stock distributions or combinations.

      Under our letter agreement with AT&T dated May 26, 1999, we issued warrants to purchase 1,000,000 shares of our Class A common stock at an exercise price of $11.00 per share. AT&T may exercise the warrants at any time on or before December 31, 2000. AT&T may not sell or otherwise transfer to a third party the warrants or the shares issuable upon exercise of the warrants until May 26, 2004. If AT&T does not exercise the warrants on or before December 31, 2000, the warrants will expire and be cancelled.

REGISTRATION RIGHTS

      PREFERRED STOCKHOLDERS

      The stockholders who formerly held shares of our Class A preferred stock, other than Lycos, and the stockholders who formerly held shares of our Class C and Class E preferred stock are entitled to various registration rights with respect to their shares of Class A common stock issued upon conversion of each

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


class of preferred stock.

      - Demand registration rights. The holders of a majority of our shares issued upon conversion of our Class A preferred stock and the holders of a majority of the shares issued upon conversion of our Class C preferred stock, voting as separate classes, have the right to demand that we register their shares of Class A common stock under the Securities Act. The stockholders who formerly held shares of our Class A preferred stock may exercise their demand registration rights up to three times, and the stockholders who formerly held shares of our Class C preferred stock may exercise their demand registration right once. In addition, the holders of 20% or more of the shares issued upon conversion of our Class E preferred stock may demand that we register their shares of Class A common stock under the Securities Act. If 30% or more of the shares registered in any Class C or Class E demand registration are shares requested to be registered by Lycos, then the former holders of each of our Class C and Class E preferred stock have the right to a second demand registration.

      - Piggyback registration rights. The stockholders who formerly held shares of our Class A, Class C and Class E preferred stock can request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

      - S-3 demand registration rights. The holders of at least a majority of the shares issued upon conversion of each of our Class A preferred stock and Class C preferred stock have the right to have their shares of Class A common stock registered under the Securities Act on Form S-3. The holders of at least 25% of the shares issued upon conversion of our Class E preferred stock also have the right to demand a Form S-3. The number of times these Form S-3 registration rights may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

In the case of the stockholders who formerly held shares of our Class A preferred stock, their registration rights will terminate on June 23, 2004, five years from the closing of our initial public offering. In the case of the stockholders who formerly held shares of our Class C and Class E preferred stock, their registration rights will terminate on December 23, 2001, 30 months from the closing of our initial public offering.

      LYCOS

      Lycos has the right to have its shares of our Class A common stock registered any time we file a registration statement for any of our securities for our own account or the account of any of our directors, officers or 5% stockholders. The number of times Lycos may exercise its right is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

      CNET AND NBC MULTIMEDIA

      We granted registration rights to CNET and NBC Multimedia with respect to the shares of our Class A common stock issued upon exercise of their warrants. The holder or holders of a majority of the shares of Class A common stock issued upon exercise of their warrants may require us to effect one registration under the Securities Act. If 30% or more of the shares to be registered in that demand registration are shares requested to be registered by Lycos, then the holders have the right to a second demand registration.

       The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering.

      The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered on Form S-3. The number of times this registration right may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

      These registration rights will terminate 30 months from the closing of our initial public offering, which occurred on June 23, 1999.

      3CUBE, INC.

           In connection with our investments in 3Cube, Inc. we granted 3Cube registration rights. 3Cube has the right to have its shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

      BANTU, INC.

           In connection with our investment in Bantu, Inc., we agreed to register on Form S-3 the shares of our Class A common stock issued or issuable to Bantu, Inc.

      STD, INC.

           In connection with our investment in STD, Inc., we granted registration rights to STD. Holders of a majority of the shares of our Class A common stock issued to STD have the right to require us to have their shares registered on Form S-3. Prior to effectiveness of such registration statement, STD has the right to have its shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that the underwriters may impose.

      eLong.com, Inc.

           In connection with our acquisition of eLong.com, Inc., we granted registration rights to former stockholders of eLong. The holders of a majority of the shares of our Class A common stock issued in connection with this acquisition have a one-time right to have their shares registered on Form S-3 on or after January 1, 2001.

      HUELINK CORPORATION LIMITED

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

      In connection with our acquisition of Huelink Corporation Limited, we granted registration rights to Aligned Investments Limited, the former principal shareholder of Huelink. Holders of a majority of the subject shares have a one-time right to have their shares registered on Form S-3. Prior to the effectiveness of such registration statement, Aligned has the right to have the subject shares registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

      NETMOVES WARRANTS

      In connection with our acquisition of NetMoves, we assumed registration rights obligations with respect to shares underlying certain outstanding warrants of NetMoves that we assumed. Under a warrant held by The Tail Wind Fund Ltd. representing the right to purchase 24,860 shares of our Class A common stock, we are obligated to register on Form S-3 the shares issuable upon exercise of the warrant. Tail Wind also has the right to have the shares underlying the warrant, and not included in an effective registration statement, registered under the Securities Act any time we file a registration statement to register any of our shares for our account or for any stockholders in connection with a public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

      Under warrants held by Comdisco representing the right to purchase an aggregate of 17,540 shares of our Class A common stock, we are obligated to effect up to two registrations relating to the shares underlying such warrants. In addition, Comdisco has the right to have the shares underlying the warrants included any time we file a registration statement for our account or for the account of any stockholder in connection with a public offering. The number of times the piggyback rights may be exercised is unlimited, but the number of shares that may be included at any time is subject to limitations that the underwriters may impose.

      OTHER REGISTRATION RIGHTS

      In connection with our acquisition of a domain name, we granted registration rights to an individual. We are required to register on Form S-3 all of the shares of our Class A common stock issued to this individual.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND BYLAWS

      We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to Mail.com and, accordingly, may discourage attempts to acquire Mail.com.

      In addition, provisions of the amended and restated certificate and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

      BOARD OF DIRECTORS VACANCIES. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

      SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of stockholders of Mail.com may be called at any time by the Chairman of the board, the Vice Chairman of the board, if any, the President, if any, or the board of directors. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting.

      AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to the limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Mail.com by means of a proxy contest, tender offer, merger or otherwise.

      The General Corporation Law of the State of Delaware provides generally that, in addition to the approval of the board of directors, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation unless a corporation's certificate of incorporation requires a greater percentage.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. Federal income tax considerations to holders of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations, Internal Revenue Service (IRS) rulings and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. Federal income tax consequences of acquiring or holding notes or shares of Class A common stock issuable upon conversion of the notes, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described herein.

      This discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to holders of the notes or Class A common stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction or with any estate or gift tax considerations. This discussion is for general information purposes only, and does not purport to address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances (for example, persons subject to the alternative minimum tax or persons who hold the notes or Class A common stock as part of a hedging or conversion transaction or as part of a straddle or persons deemed to sell notes or Class A common stock under the constructive sale provisions of the Code), or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities or dealers in securities) that may be subject to special rules. This discussion only applies to holders that purchase notes in the initial offering and that hold the notes and any Class A common stock received upon conversion thereof as capital assets under Section 1221 of the Code, and this discussion assumes that the notes are properly characterized as debt instruments for U.S. Federal income tax purposes.

      For the purpose of this discussion, a "U.S. Holder" refers to any holder that is:

      -     a citizen or resident of the United States,

      - a corporation or other entity treated as a corporation for U.S. Federal income tax purposes created or organized in the United States or any state thereof or the District of Columbia,

      - an estate the income of which is included in income for U.S. Federal income tax purposes regardless of its source or

      - a trust subject to primary supervision by a court in the United States and control by one or more U.S. persons.

In the case of a partnership that holds notes or Class A common stock, any partner described in the four bullets above generally is also a U.S. Holder. A "Non-U.S. Holder" is a holder, generally including any partner in a partnership that holds notes or Class A common stock, that is not a U.S. Holder.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

      INTEREST ON NOTES

      Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is accrued or received in accordance with the holder's regular method of accounting for tax purposes.

      REGISTRATION RIGHTS; LIQUIDATED DAMAGES

      The registration of the notes pursuant to our obligations under "Description of the notes - Registration of the notes" will not constitute a taxable event for U.S. Federal income tax purposes, will not affect a U.S. Holder's tax basis in the notes, and a U.S. Holder's holding period for the registered notes will include the holding period such U.S. Holder had in the notes before such notes were registered.

      We intend to take the position that the possibility that holders of notes will be paid liquidated damages due to the occurrence of a registration default should not cause the notes to be issued with original issue discount. U.S. Holders should consult their own tax advisors regarding the possible payment of liquidated damages.

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

      ADJUSTMENTS TO CONVERSION PRICE

      The conversion price of the notes is subject to adjustment under certain circumstances, as described under "Description of the notes Conversion." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of our current or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted Class A common stock (particularly an adjustment to reflect a taxable dividend to holders of Class A common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Class A common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the Class A common stock generally will be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of our current or accumulated earnings and profits.

      SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES

      In general, a U.S. Holder of notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the notes (other than a conversion into Class A common stock) measured by the difference between:

      - the amount realized (except to the extent attributable to accrued but unpaid interest) and

      - the U.S. Holder's adjusted tax basis in the notes. A holder's tax basis in the notes generally will equal the cost of the notes to the holder.

Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss, and generally will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition.

      CONVERSIONS OF NOTES INTO CLASS A COMMON STOCK

            In general, a holder of notes will not recognize gain or loss on the conversion of the notes into shares of Class A common stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of Class A common stock received upon conversion of the notes will equal the holder's aggregate basis in the notes exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of Class A common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to conversion. Cash received in lieu of a fractional share of Class A common stock should be treated as a payment in exchange for such fractional share (rather than a dividend). Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the tax basis allocable to the fractional share. Any such gain or loss should be capital gain or loss, and generally will be long-term capital gain or loss if the notes were held for more than one year at the time of conversion.

      THE CLASS A COMMON STOCK

      Distributions, if any, paid or deemed paid on the Class A common stock after a conversion (or deemed distributions on the notes as described above under "-Adjustments to Conversion Price"), to the extent made from our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate U.S. Holders) as they are paid. To the extent any distributions or deemed distributions exceed our current or accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital, reducing the holder's basis in the Class A common stock (or notes). Any such distribution in excess of the U.S. Holder's basis in the Class A common stock (or notes) will be treated as capital gain.

      Gain or loss realized on the sale or exchange of Class A common stock will equal the difference between

      -     the amount realized on such sale or exchange and

      -     the holders' adjusted tax basis in such Class A common stock.

Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held (e.g., by reason of ownership of the notes) the Class A common stock for more than one year.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

      INTEREST ON NOTES

      Generally, stated interest (including any liquidated damages) paid on the notes to a Non-U.S. Holder will not be subject to U.S. Federal income tax if:

      - such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder,

      - the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote,

      - the Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code,

      - the beneficial owner of the notes is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code, and

      - the beneficial owner of the note, under penalty of perjury, certifies to the payor that the owner is not a U.S. person and such certificate provides the owner's name and address.

If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For purposes of the 10% ownership test in the second bullet, above, a Non-U.S. Holder of notes is deemed to own constructively the Class A common stock into which such notes are convertible.

      A Non-U.S. Holder that is not exempt from tax under these rules generally will be subject to U.S. Federal income tax withholding at a rate of 30% unless:

      - the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. Federal income tax on a net income basis as applicable to U.S.

            Holders generally (unless an applicable tax treaty provides otherwise), or

      - an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. In the case of a Non-U.S. Holder that is a corporation and that receives interest that is effectively connected with a U.S. trade or business, such income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30% rate.

The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of a country with which the United States has an income tax treaty.

      To claim the benefit of a tax treaty or to claim exemption from withholding because interest received is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide the appropriate, properly executed IRS form prior to the payment of interest. These forms must be periodically updated. Also, under recently finalized U.S. Treasury regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the new regulations for payments through qualified intermediaries.

      SALE, EXCHANGE OR REDEMPTION OF NOTES OR SHARES OF CLASS A COMMON STOCK

      A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on gain recognized upon the sale or other disposition of notes or shares of Class A common stock received in exchange therefor unless:

      - the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (unless an applicable tax treaty provides otherwise) or

      - in the case of a Non-U.S. Holder who is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met.

      CONVERSION OF NOTES

      A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on the conversion of a note into shares of Class A common stock. However, to the extent a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of Class A common stock.

      DIVIDENDS ON SHARES OF CLASS A COMMON STOCK

      Generally, any distribution paid, or deemed paid, on shares of Class A common stock (including a deemed distribution on the notes described above under "Certain Federal Income Tax Consequences Applicable to U.S. Holders - Adjustments to Conversion Price") to a Non-U.S. Holder will be subject to U.S. Federal income tax withholding at a rate of 30% unless

      - the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the U.S. Federal income tax on net income basis that applies to U.S. Holders generally (as described above) and, with respect to corporate Non-U.S. Holders under certain circumstances, the branch profits tax, or

      - an applicable income tax treaty provides for a lower rate of withholding tax. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      U.S. HOLDERS

      Information reporting and backup withholding may apply to payments of principal, interest, premium or dividends on or the proceeds from the sale or other disposition of the notes or Class A common stock with respect to certain noncorporate U.S. Holders. Such a U.S. Holder generally will be subject to backup withholding at a rate of 31% unless the U.S. Holder provides his or her correct taxpayer identification number and certain other information, certified under penalties of perjury, to the payor, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's Federal income tax liability, provided the proper information is provided to the IRS.

      NON-U.S. HOLDERS

      Generally, information reporting will apply to payments of interest and/or premium (if any) on the notes or dividends on the Class A common stock, and backup withholding at a rate of 31% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. In addition, information reporting and backup withholding will apply to payments of principal on the notes unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

      The payment of the proceeds of the disposition of notes or Class A common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its Non-U.S. Holder status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of notes or Class A common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

      NEW WITHHOLDING REGULATIONS

      The recently finalized withholding regulations referred to above (the New Regulations) make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective holders are urged to consult their own tax advisors regarding the New Regulations.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING,

HOLDING AND DISPOSING OF OR CONVERTING THE NOTES AND THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

     We initially issued the notes to initial purchasers who then sold the notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the notes and Class A common stock issued upon conversion of the notes.

     Prior to any use of this prospectus in connection with an offering of the notes or the Class A common stock issued upon conversion of the notes, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell the notes or Class A common stock and the number of notes or shares of Class A common stock to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The selling securityholders intend to distribute the notes and the shares of Class A common stock issuable upon conversion of the notes from time to time only as follows (if at all):

     -    to or through underwriters, brokers or dealers

     -    directly to one or more other purchasers

     -    through agents on a best-efforts basis

     -    otherwise through a combination of any such methods of sale.

     The notes and the shares of Class A common stock issuable upon conversion of the notes may be sold from time to time:

     - in one or more transactions at a fixed price or prices, which may be changed

     -   at market prices prevailing at the time of sale

     -   at prices related to such prevailing market prices

     -   at varying prices determined at the time of sale

     -   at negotiated prices

     Such sales may be effected in transactions (which may involve crosses or block transactions):

     - on any national securities exchange or quotation service on which the notes or our Class A common stock may be listed or quoted at the time of sale

     -   in the over-the-counter market

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market

     -   through the writing of options.

     In connection with sales of the notes or Class A common stock or otherwise, the selling securityholder may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the notes or our Class A common stock in the course of hedging the positions they assume. The selling securityholder may also sell notes or Class A common stock short and deliver notes or Class A common stock to close out such short positions, or loan or pledge notes or Class A common stock to brokers-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes or Class A common stock issued upon conversion of the notes owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes or the Class A common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes or shares of Class A common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of the prospectus. The selling securityholder may sell short the Class A common stock and may deliver this prospectus in connection with such short sales and use the shares of Class A common stock covered by the prospectus to cover such short sales.

                                  LEGAL MATTERS

     The validity of the notes and the shares of Class A common stock issuable upon conversion of the notes offered in this prospectus has been passed upon by David Ambrosia, our General Counsel. As of the date hereof, Mr. Ambrosia owned 4,475 shares of our Class A common stock and held options to purchase 308,030 shares of our Class A common stock.

                                     EXPERTS

     Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by KPMG LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Asia.com, Inc. (formerly eLong.com, Inc.) (a development stage enterprise) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated May 26, 2000, have been audited by KPMG, independent public accountants, as indicated in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Our report dated May 24, 2000, contains an emphasis paragraph that states the group's operations are subject to extensive regulation and supervision by the People's Republic of China ("PRC") government. The laws and regulations pertaining to Internet content provider businesses in the PRC are evolving and may be subject to change.

     The financial statements of NetMoves Corporation (formerly FaxSav Incorporated) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated April 24, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration fee                                                         $26,400
Accounting fees and expenses                                               7,500
Legal fees and expenses                                                   15,000
Miscellaneous expenses                                                     1,100
                                                                      ----------

     Total:                                                              $50,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of Delaware General Corporation Law empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any cause of action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation, as amended provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

         The bylaws of the Company provide that the Company shall indemnify directors, officers and employees for such liabilities in such manner, under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended and that the Company shall advance all reasonable costs and expenses (including attorney's fees) incurred in defending any action, suit or proceeding to all persons entitled to such indemnification, all in the manner, under the circumstances and to the extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

         The Company has entered into indemnity agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, the Company has obtained directors' and officers' insurance providing indemnification for directors, officers and key employees for various liabilities.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.  EXHIBITS.


Exhibit No.         Description
-----------         -----------

4.1      Indenture dated as of January 26, 2000 by and between Mail.com, Inc.
         and American Stock Transfer & Trust Company, as Trustee. (Incorporated by reference to Exhibit 10.55 of Mail.com, Inc.'s Post-Effective
         Amendment No. 1 to Form S-4 Registration Statement (File No. 333-94807) filed on February 3, 2000).

4.2      Form of 7.00% Convertible Subordinated Note due 2005 (included in
         Exhibit 4.1).

4.3 Registration Agreement dated as of January 26, 2000 by and between Mail.com, Inc., Salomon Smith Barney Inc., PaineWebber Incorporated, SG
         Cowen Securities Corporation and Sands Brothers & Co., Ltd.
         (Incorporated by reference to Exhibit 10.56 of Mail.com, Inc.'s
         Post-Effective Amendment No. 1 to Form S-4 Registration Statement
         (File No. 333-94807) filed on February 3, 2000).

5        Opinion of David W. Ambrosia.

12       Computation of Ratio of Earnings to Fixed Charges.

23.1     Consent of KPMG LLP.

23.2     Consent of KPMG.

23.3     Consent of PricewaterhouseCoopers LLP.

23.4     Consent of David W. Ambrosia (included in Exhibit 5).

24       Power of Attorney (set forth on signature page hereof).

25       Form T-1 Statement of Eligibility under the Trust Indenture
         Act of 1939, as amended, of 25 American Stock Transfer &
         Trust Company, as trustee under the indenture.

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

       provided, however, that the undertakings set forth in paragraphs (i) and
       (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d)    The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 11, 2000.


                                                 Mail.com, Inc.

                                                 By   /s/ Lon Otremba
                                                      -------------------
                                                      Lon Otremba
                                                      President

                                POWER OF ATTORNEY

       We, the undersigned officers and directors of Mail.com, Inc., hereby severally and individually constitute and appoint Lon Otremba and David Ambrosia, and each of them, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) (1) any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents or instruments necessary or advisable in connection therewith, and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                     TITLE                                   DATE
----                                     -----                                   ----



/s/ Gerald Gorman                        Chairman and Chief Executive Officer     July 11, 2000
---------------------------------        and Director (principal executive
(Gerald Gorman)                          officer)



/s/ Gary Millin                          Director                                 July 11, 2000
---------------------------------
(Gary Millin)


/s/ Debra McClisiter                     Executive Vice President and Chief       July 11, 2000
---------------------------------        Financial Officer (principal
(Debra McClister)                        accounting and financial officer)


/s/ Jack Kuehler                         Director                                 July 11, 2000
---------------------------------

(Jack Kuehler)


/s/ William Donaldson                    Director                                 July 11, 2000
---------------------------------
(William Donaldson)

/s/ Stephen Ketchum                      Director                                 July 11, 2000
---------------------------------
(Stephen Ketchum)

                                      II-6

                                  EXHIBIT INDEX


Exhibit No.         Description
4.1                 Indenture dated as of January 26, 2000 by and between Mail.com, Inc. and American Stock
                    Transfer & Trust Company, as Trustee. (Incorporated by reference to Exhibit 10.55 of
                    Mail.com, Inc.'s Post-Effective Amendment No. 1 to Form S-4 Registration Statement
                    (File No. 333-94807) filed on February 3, 2000).

4.2                 Form of 7.00% Convertible Subordinated Note due 2005 (included in Exhibit 4.1).

4.3                 Registration Agreement dated as of January 26, 2000 by and between Mail.com,
                    Inc., Salomon Smith Barney Inc., PaineWebber Incorporated, SG Cowen Securities
                    Corporation and Sands Brothers & Co., Ltd. (Incorporated by reference to Exhibit 10.56 of Mail.com, Inc.'s Post-Effective Amendment No. 1 to Form S-4 Registration Statement
                    (File No. 333-94807) filed on February 3, 2000).

5                   Opinion of David W. Ambrosia.

12                  Computation of Ratio of Earnings to Fixed Charges.

23.1                Consent of KPMG LLP.

23.2                Consent of KPMG.

23.3                Consent of PricewaterhouseCoopers LLP.

23.4                Consent of David W. Ambrosia (included in Exhibit 5).

24                  Power of Attorney (set forth on signature page hereof).

25                  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
                    American Stock Transfer & Trust Company, as trustee under the indenture.

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